As filed with the Securities and Exchange Commission on December 21, 2009

Registration Nos. 333-

333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

POST PROPERTIES, INC.

POST APARTMENT HOMES, L.P.

(Exact name of registrant as specified in its charter)

Georgia	58-1550675
Georgia	58-2053632
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

4401 Northside Parkway

Suite 800

Atlanta, Georgia 30327

(404) 846-5000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

David P. Stockert

President and Chief Executive Officer

Post Properties, Inc.

4401 Northside Parkway, Suite 800

Atlanta, Georgia 30327

(404) 846-5000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies requested to:

John J. Kelley III

Keith M. Townsend

King & Spalding LLP

1180 Peachtree Street, N.E.

Atlanta, Georgia 30309-3521

(404) 572-4600

Approximate date of commencement of proposed sale to the public: From time to time or at one time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☑

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Post Properties, Inc.	Large Accelerated Filer	[X]	Accelerated Filer	[ ]
	Non-Accelerated Filer (Do not check if a smaller reporting company)	[ ]	Smaller Reporting Company	[ ]
Post Apartment Homes, L.P.	Large Accelerated Filer	[ ]	Accelerated Filer	[ ]
	Non-Accelerated Filer (Do not check if a smaller reporting company)	[X]	Smaller Reporting Company	[ ]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)
Common Stock, par value $.01 per share of Post Properties, Inc.	(3)	$0
Preferred Stock, par value $.01 per share of Post Properties, Inc.(4)	(3)	$0
Depositary Shares representing Preferred Stock of Post Properties, Inc.	(3)	$0
Debt Securities of Post Apartment Homes, L.P.(5)	(3)	$0
Total	(3)	$0

(1)	This registration statement registers an unspecified amount of securities of each identified class. No separate consideration will be received for common stock or preferred stock issued upon conversion of the preferred stock registered hereunder. The proposed maximum aggregate offering per class of securities will be determined from time to time by the registrant in connection with the offering of securities hereunder.
(2)	The registrants will pay registration fees pursuant to Rule 456(b) in connection with offerings of securities hereunder, and will update this table by post-effective amendment or prospectus filed pursuant to Rule 424(b) to indicate the aggregate offering price of the securities offered and the amount of the registration fees paid.
(3)	Not applicable pursuant to Rule 457(r) and General Instruction II.E. to Form S-3.
(4)	Includes the presently indeterminate number of shares of common stock as may be issued by Post Properties, Inc. upon conversion of shares of preferred stock.
(5)	The debt securities will be non-convertible investment grade debt securities issued by Post Apartment Homes, L.P., a majority-owned subsidiary of Post Properties, Inc.

EXPLANATORY NOTE

This registration statement relates to securities which may be offered from time to time by Post Properties, Inc. (“Post”) and Post Apartment Homes, L.P., the operating partnership of Post (“Post Apartment Homes”). This registration statement may also be used to offer the resale of securities by one or more selling security holders. This registration statement contains a form of basic prospectus relating to both Post and Post Apartment Homes which will be used in connection with an offering of securities by Post, Post Apartment Homes or any selling security holders. The specific terms of the securities to be offered will be set forth in a prospectus supplement relating to the securities to be sold.

PROSPECTUS

POST PROPERTIES, INC.

COMMON STOCK, PREFERRED STOCK,

DEPOSITARY SHARES

POST APARTMENT HOMES, L.P.

DEBT SECURITIES

We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and any applicable prospectus supplement carefully before you invest. We or any selling security holders may offer and sell these securities from time to time in one or more offerings.

Each time that we or any selling security holders sell securities under this prospectus, we will provide a prospectus supplement or other offering material that will contain specific information about the terms of that offering. We will not receive any proceeds from the sale of common stock, preferred stock, depositary shares or debt securities sold by any selling security holder.

Post Properties, Inc. common stock is traded on the New York Stock Exchange under the symbol “PPS.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated December 21, 2009

NO DEALER, SALESPERSON OR OTHER PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION OR REPRESENTATIONS. THIS PROSPECTUS AND ANY PROSPECTUS SUPPLEMENT CONSTITUTE AN OFFER TO SELL ONLY THE SECURITIES OFFERED HEREBY AND THEREBY, AND ONLY UNDER CIRCUMSTANCES AND IN JURISDICTIONS WHERE IT IS LAWFUL TO DO SO. THE INFORMATION CONTAINED IN THIS PROSPECTUS AND ANY PROSPECTUS SUPPLEMENT IS CURRENT ONLY AS OF THEIR RESPECTIVE DATES.

In this prospectus, unless the context otherwise requires, references to “our,” “we,” the “Company” or “Post” refer to Post Properties, Inc. and its subsidiaries and references to “Post Apartment Homes” refer to Post Apartment Homes, L.P., the operating partnership of Post.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf process, we or any selling security holder may sell:

•	debt securities of Post Apartment Homes,

•	common stock of Post,

•	preferred stock of Post, and

•	depositary shares of Post

in one or more offerings. This prospectus provides you with a general description of those securities. Each time we or any selling security holder sells securities, we will provide a prospectus supplement and, if applicable, a pricing supplement that will contain specific information about the terms of that offering. The prospectus supplement and any pricing supplement may also add to, update or change information contained in this prospectus. If any securities are sold pursuant to this prospectus by any persons other than Post or Post Apartment Homes, we will, in a prospectus supplement, name the selling security holders, indicate the nature of any relationship such holders have had with us or any of our affiliates during the three years preceding such offering, state the amount of securities of the class owned by such security holder prior to the offering and the amount to be offered for the security holder’s account and state the amount and (if one percent or more) the percentage of the class to be owned by such security holder after completion of the offering. You should carefully read this prospectus, any applicable prospectus supplement and any pricing supplement together with the additional information described under the heading “Where You Can Find More Information.”

The registration statement that contains this prospectus (including the exhibits to the registration statement) contains additional information about Post and Post Apartment Homes and the securities offered under this prospectus. That registration statement can be read at the SEC’s web site or at the SEC’s offices mentioned under the heading “Where You Can Find More Information.”

POST PROPERTIES, INC. AND POST APARTMENT HOMES, L.P.

Post is one of the largest developers and operators of upscale multifamily communities in the United States.

Post is a self-administered and self-managed equity real estate investment trust, or “REIT”. Through its wholly owned subsidiaries, Post is the sole general partner of Post Apartment Homes and it controls a majority of the limited partnership interests, or Partnership Units, in Post Apartment Homes. Post conducts all of its business through Post Apartment Homes and its other subsidiaries.

Our offices are located at 4401 Northside Parkway, Suite 800, Atlanta, Georgia 30327 and our telephone number is (404) 846-5000.

“Post®” and “Post Apartment Homes®” are registered trademarks of Post. This prospectus also includes trademarks, service marks, trade names and references to intellectual property owned by other companies.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov and our website at http://www.postproperties.com. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F. Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. Our SEC filings are also available at the office of the New York Stock Exchange. For further information on obtaining copies of our public filings at the New York Stock Exchange, you should call (212) 656-5060.

We “incorporate by reference” into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus and any prospectus supplement and information that we file subsequently with the SEC will automatically update this prospectus and any prospectus supplement. We incorporate by reference the documents listed below and any future filings either Post or Post Apartment Homes makes with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) after the date of this prospectus and prior to the time that we or any selling security holder sell all the securities offered by this prospectus and any prospectus supplement:

•	Annual Report on Form 10-K for Post and Post Apartment Homes for the year ended December 31, 2008;

•	All reports filed by Post or Post Apartment Homes pursuant to Sections 13(a) or 15(d) of the Exchange Act since December 31, 2008; and

•

the description of Post’s common stock contained in the Registration Statement on Form 8-A/A filed on March 3, 2009 under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing to or telephoning us at the following address:

Post Properties, Inc.

4401 Northside Parkway

Suite 800

Atlanta, Georgia 30327

Attn: Secretary

(404) 846-5000

You should rely only on the information incorporated by reference or provided in this prospectus, any prospectus supplement or any pricing supplement. We are not making an offer of these securities in any jurisdiction whether the offer is not permitted. You should not assume that the information in this prospectus, any prospectus supplement or any pricing supplement is accurate as of any date other than the date on the front of the document and that any information we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements made in or incorporated by reference into this prospectus and any prospectus supplement, and other written or oral statements made by or on behalf of Post and Post Apartment Homes, may constitute “forward-looking statements” within the meaning of the federal securities laws. In addition, Post or Post Apartment Homes, or the executive officers on behalf of Post or Post Apartment Homes, may from time-to-time make forward-looking statements in reports and other documents filed with the SEC in connection with oral statements made to the press, potential investors or others. Statements regarding future events and developments and our future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. Forward-looking statements include statements preceded by, followed by or that include the words “believes,” “expects,” “anticipates,” “plans,” “estimates,” or similar expressions. Forward-looking statements are only predictions and are not guarantees of performance. These statements are based on beliefs and assumptions of our management, which in turn are based on currently available information. Important assumptions relating to the forward-looking statements include, among others, assumptions regarding the market for our apartment communities, demand for apartments in the markets in which it operates, competitive conditions and general economic conditions. These assumptions could prove inaccurate. The forward-looking statements also involve risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Many of these factors are beyond our ability to control or predict. Such factors include, but are not limited to, the following:

•	The success of our business strategies described on pages 2 to 3 of our Annual Report on Form 10-K for the year ended December 31, 2008;

•	Future local and national economic conditions, including changes in job growth, interest rates, the availability of mortgage and other financing and related factors;

•	Uncertainties associated with the global capital markets, including the continued availability of traditional sources of capital and liquidity and related factors;

•	A downgrade in the credit rating of the our securities;

•	Demand for apartments in our market and the effect on occupancy and rental rates;

•	The impact of competition on our business, including competition for residents in our apartment communities and buyers of our for-sale condominium homes and development locations;

•	The uncertainties associated with our real estate development, including actual costs exceeding our budgets or development periods exceeding expectations;

•	Uncertainties associated with the timing and amount of apartment community sales, the market for such sales and the resulting gains/losses associated with such sales;

•	Our ability to enter into new joint ventures and the availability of equity financing from traditional real estate investors to fund development activities;

•	Our ability to obtain construction loan financing to fund development activities;

•	Uncertainties associated with our condominium conversion and for-sale housing business, including the timing and volume of condominium sales;

•	Uncertainties associated with loss of personnel in connection with our reduction of corporate and property development and management overhead;

•	Conditions affecting ownership of residential real estate and general conditions in the multi-family residential real estate market;

•	Uncertainties associated with environmental and other regulatory matters;

•

The impact of our ongoing litigation with the Equal Rights Center regarding the Americans with Disabilities Act and the Fair Housing Act (including any award of compensatory or punitive damages or injunctive relief requiring Post to retrofit apartments or public use areas or prohibiting the sale of apartment communities or condominium units) as well as the impact of other litigation;

•	The effects of changes in accounting policies and other regulatory matters detailed in our filings with the SEC and uncertainties of litigation;

•	Costs associated with moisture infiltration and resulting mold remediation;

•	The costs of remediating damage to our communities that have stucco or exterior insulation finishing systems for potential water penetration and other related issues;

•	Our ability to continue to qualify as a REIT under the Internal Revenue Code; and

•	Other factors, including the risk factors discussed on pages 8 through 19 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

Management believes these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. Further, forward-looking statements speak only as of the date they are made, and management undertakes no obligation to update publicly any of them in light of new information or future events.

Additional information concerning the risks and uncertainties listed above and other factors that you may wish to consider with respect to any investment in our securities is contained elsewhere in the filings of Post and Post Apartment Homes with the SEC.

USE OF PROCEEDS

Post is required, by the terms of the partnership agreement of Post Apartment Homes, to invest the net proceeds of any sale of common stock, preferred stock or depositary shares in Post Apartment Homes in exchange for additional Partnership Units which will have preferences and rights that reflect the Post security being sold. Unless otherwise indicated in any prospectus supplement, Post Apartment Homes intends to use such net proceeds and the net proceeds from the sale of debt securities for general corporate purposes including, without limitation, the acquisition and development of multi-family communities and the repayment of debt. Pending application of the net proceeds, Post Apartment Homes will invest the proceeds in interest-bearing accounts and short-term, interest- bearing securities, which are consistent with Post’s intention to continue to qualify for taxation as a REIT. Such investments may include, for example, other government and government agency securities, certificates of deposit, interest-bearing bank deposits, money market mutual funds and mortgage loan participations.

If a prospectus supplement includes an offering of securities by selling security holders, we will not receive any of the proceeds from such sales.

RATIOS OF EARNINGS TO FIXED CHARGES AND TO FIXED CHARGES

AND PREFERRED STOCK DIVIDENDS

	Nine Months Ended September 30,	Year Ended December 31,
	2009	2008	2007	2006	2005	2004
Post Properties, Inc.
Ratio of earnings to fixed charges	0.6x(1)	(0.5)x(1)	2.4x	1.2x	0.7x(1)	0.4x(1)
Ratio of earnings to fixed charges and preferred dividends	0.6x(1)	(0.5)x(1)	2.1x	1.0x	0.7x(1)	0.4x(1)
Post Apartment Homes, L.P.
Ratio of earnings to fixed charges	0.6x(2)	(0.5)x(2)	2.4x	1.2x	0.7x(2)	0.4x(2)
Ratio of earnings to fixed charges and preferred distributions	0.6x(2)	(0.5)x(2)	2.1x	1.0x	0.7x(2)	0.4x(2)

(1)	Post Properties, Inc. would need additional earnings of $20,674 for the nine months ended September 30, 2009 and $107,257, $18,722 and $55,771 for the years ended December 31, 2008, 2005 and 2004, respectively, for the Ratio of Earnings to Fixed Charges to equal 1.0. Post Properties, Inc. would need additional earnings of $26,402 for the nine months ended September 30, 2009 and $114,894, $26,359 and $65,812 for the years ended December 31, 2008, 2005 and 2004, respectively, for the Ratio of Earnings to Fixed Charges and Preferred Dividends to equal 1.0.
(2)	Post Apartment Homes, L.P. would need additional earnings of $20,674 for the nine months ended September 30, 2009 and $107,257, $18,722 and $50,181 for the years ended December 31, 2008, 2005 and 2004, respectively, for the Ratio of Earnings to Fixed Charges to equal 1.0. Post Apartment Homes, L.P. would need additional earnings of $26,402 for the nine months ended September 30, 2009 and $114,894, $26,359 and $65,812 for the years ended December 31, 2008, 2005 and 2004, respectively, for the Ratio of Earnings to Fixed Charges and Preferred Distributions to equal 1.0.

DESCRIPTION OF DEBT SECURITIES

This section describes the general terms and provisions of the debt securities. The prospectus supplement will describe the specific terms of the debt securities offered through that prospectus supplement and any general terms outlined in this section that will not apply to those debt securities.

The debt securities will be issued under an Indenture (the “Indenture”), dated as of September 15, 2000, between Post Apartment Homes and U.S. Bank National Association (as successor in interest to SunTrust Bank), as trustee (the “Trustee”), as amended by the First Supplemental Indenture, dated as of December 1, 2000 between Post Apartment Homes and the Trustee. The Indenture is subject to, and governed by, the Trust Indenture Act of 1939, as amended. As used in this prospectus, debt securities means the debentures, notes, bonds and other evidences of indebtedness that Post Apartment Homes issues and the Trustee authenticates and delivers under the Indenture.

We have summarized selected terms and provisions of the Indenture in this section. The summary is not complete. We have also filed the Indenture and the First Supplemental Indenture as an exhibit to the registration statement on Form S-3 of which this prospectus is a part. You should read the Indenture and the First Supplemental Indenture for additional information before you buy any debt securities. The summary that follows includes references to section numbers of the Indenture so that you can more easily locate these provisions. Capitalized terms used but not defined in this summary have the meanings specified in the Indenture.

General

The debt securities will be direct unsecured obligations of Post Apartment Homes. The debt securities will rank equally with all other unsecured and unsubordinated indebtedness of Post Apartment Homes. The Indenture does not limit the amount of debt securities that Post Apartment Homes may issue and permits Post Apartment Homes to issue debt securities from time to time. Debt securities issued under the Indenture will be issued as part of a series that has been established by Post Apartment Homes pursuant to the Indenture. (Section 301) Unless a prospectus supplement relating to debt securities states otherwise, the Indenture and the terms of the debt securities will not contain any covenants designed to afford holders of any debt securities protection in a highly leveraged or other transaction involving Post Apartment Homes that may adversely affect holders of the debt securities. If Post Apartment Homes ever issues bearer securities, Post Apartment Homes will summarize provisions of the Indenture that relate to bearer securities in the applicable prospectus supplement.

A prospectus supplement relating to a series of debt securities being offered will include specific terms relating to the offering. (Section 301) These terms will include some or all of the following:

•	the title and type of the debt securities;

•	any limit on the total principal amount of the debt securities;

•	the price at which the debt securities will be offered;

•	the date or dates on which the principal of and premium, if any, on the debt securities will be payable;

•	the maturity date of the debt securities;

•	if the debt securities will bear interest:

¡	the interest rate on the debt securities;

¡	the date from which interest will accrue;

¡	the record and interest payment dates for the debt securities;

¡	the first interest payment date; and

¡	the person or entity to whom any interest on the debt securities will be payable;

•	any circumstances under which Post Apartment Homes may defer interest payments;

•	any optional redemption provisions that would permit Post Apartment Homes or the Holders (as defined below) of debt securities to elect redemption of the debt securities prior to their final maturity;

•	any sinking fund provisions that would obligate Post Apartment Homes to redeem the debt securities prior to their final maturity;

•	the currency or currencies in which the debt securities will be denominated and payable, if other than U.S. dollars;

•	any provisions that would permit Post Apartment Homes or the Holders of the debt securities to elect the currency or currencies in which the debt securities are paid;

•	whether the provisions described under the heading “Defeasance” below apply to the debt securities;

•

any deletion of, addition to or change in Events of Default (as defined below) or covenants and any change in the right of the Trustee or the requisite holders of the debt securities to declare the principal amount due and payable;

•	whether the debt securities will be issued in whole or in part in the form of Global Securities (as defined below) and, if so, the depositary for those Global Securities;

•	additional terms with respect to book-entry procedures;

•	any special tax implications of the debt securities; and

•	any other terms of the debt securities.

A “Holder,” with respect to a registered security, means the person in whose name the registered security is registered in Post Apartment Homes’ security register. (Section 101) “Global Security” means a debt security that Post Apartment Homes issues in accordance with the Indenture to represent all or part of a series of debt securities.

Trustee

There may be more than one Trustee under the Indenture, each with respect to one or more series of debt securities. Any Trustee under the Indenture may resign or be removed with respect to one or more series of debt securities, and a successor Trustee may be appointed to act with respect to such series. (Section 608) In the event that two or more persons are acting as Trustee with respect to different series of debt securities, each Trustee shall be a trustee of a trust under the Indenture separate and apart from the trust administered by any other Trustee. (Section 609) Except as otherwise indicated, any action described herein to be taken by a Trustee may be taken by each Trustee with respect to, and only with respect to, the one or more series of debt securities for which it is Trustee under the Indenture.

Payment; Transfer

Post Apartment Homes will designate a place of payment where you can receive payment of the principal of and any premium and interest on the debt securities or where you can transfer the debt securities. Even though Post Apartment Homes will designate a place of payment, Post Apartment Homes may elect to pay any interest on the debt securities by mailing a check to the person listed as the owner of the debt securities in the security register or by wire transfer to an account designated by that person in writing not less than ten (10) days before the date of the interest payment. (Sections 305, 307, 1002) There will be no service charge for any registration of transfer or exchange of the debt securities, but Post Apartment Homes may require you to pay any tax or other governmental charge payable in connection with a transfer or exchange of the debt securities. (Section 305)

Denominations

Unless the prospectus supplement states otherwise, the debt securities will be issued only in registered form, without coupons, in denominations of $1,000 each or multiples of $1,000.

Original Issue Discount

Debt securities may be issued under the Indenture as Original Issue Discount Securities and sold at a substantial discount below their stated principal amount. If a debt security is an “Original Issue Discount Security,” that means that an amount less than the principal amount of the debt security will be due and payable upon a declaration of acceleration of the maturity of the debt security pursuant to the Indenture. (Section 101) The applicable prospectus supplement will describe the federal income tax consequences and other special factors which should be considered prior to purchasing any Original Issue Discount Securities. You are encouraged to consult with your own competent tax and financial advisors on these important matters.

Consolidation, Merger or Sale

The Indenture generally permits a consolidation or merger between Post Apartment Homes and another entity. It also permits the sale or transfer by Post Apartment Homes of all or substantially all of its property and assets and the purchase by it of all or substantially all of the property and assets of another entity. These transactions are permitted if:

•

Post Apartment Homes is the continuing entity or, if not, the resulting or acquiring entity assumes all of its responsibilities and liabilities under the Indenture, including the payment of all amounts due on the debt securities and performance of the covenants in the Indenture;

•	immediately after the transaction, no Event of Default exists; and

•	an officer’s certificate and legal opinion covering these conditions are delivered to the Trustee. (Sections 801 and 803)

If Post Apartment Homes consolidates or merges with or into any other company or sells all or substantially all of its assets according to the terms and conditions of the Indenture, the resulting or acquiring company will be substituted for Post Apartment Homes in the Indenture with the same effect as if it had been an original party to the Indenture. As a result, such successor company may exercise all of the rights and powers of Post Apartment Homes under the Indenture, in the name of Post Apartment Homes or in its own name and Post Apartment Homes will be released from all of its liabilities and obligations under the Indenture and under the debt securities. (Section 802)

Restrictive Covenants

Existence. Except as permitted under “— Consolidation, Merger or Sale” above, Post Apartment Homes is required to do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights and franchises unless it determines that the preservation of its existence, rights and franchises is no longer desirable in the conduct of its business and that the loss of the preservation is not disadvantageous in any material respect to the Holders of the debt securities. (Section 1006)

Maintenance of Properties. Post Apartment Homes is required to cause all of its material properties used or useful in the conduct of its business to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment. Post Apartment Homes is also required to cause to be made all necessary repairs, renewals, replacements, betterments and improvements on its material properties, so that the business carried on in connection with the properties may be properly and advantageously conducted at all times. Post

Apartment Homes will not be prevented from selling or otherwise disposing for value its properties in the ordinary course of business. (Section 1007)

Insurance. Post Apartment Homes is required to keep all of its insurable properties insured against loss or damage at least equal to their then full insurable value with financially sound and reputable insurance companies (Section 1008).

Payment of Taxes and Other Claims. Post Apartment Homes is required to pay or discharge or cause to be paid or discharged, before they become delinquent, (1) all taxes, assessments and governmental charges levied or imposed upon it or upon its income, profits or property, and (2) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon its property. Post Apartment Homes is not required to pay or discharge or cause to be paid or discharged any tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings. (Section 1009)

Provision of Financial Information. The Holders of debt securities will be provided with copies of the annual reports and quarterly reports of Post Apartment Homes. Whether or not Post Apartment Homes is subject to Section 13 or 15(d) of the Exchange Act and for so long as any debt securities are outstanding, Post Apartment Homes will, to the extent permitted under the Exchange Act, be required to file with the SEC the annual reports, quarterly reports and other documents which Post Apartment Homes would have been required to file with the SEC pursuant to Section 13 or 15(d) if it were so subject. All of these documents are required to be filed with the SEC on or prior to the respective dates (the “Required Filing Dates”) by which Post Apartment Homes would have been required to so file these documents if it were so subject. Post Apartment Homes will also, (1) within 15 days of each Required Filing Date, transmit by mail to all Holders of debt securities, as their names and addresses appear in the security register for the debt securities, without cost to them, and file with the Trustee copies of the annual reports and quarterly reports which it would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if it were subject to such Sections and (2) if filing such documents by Post Apartment Homes with the SEC is not permitted under the Exchange Act, promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any prospective Holder. (Section 1010)

Additional Covenants. Any additional or different covenants of Post Apartment Homes with respect to any series of debt securities will be set forth in the prospectus supplement relating to the specific debt securities.

Modification and Waiver

Under the Indenture, some of the rights and obligations of Post Apartment Homes and some of the rights of Holders of the debt securities may be modified or amended with the consent of the Holders of a majority in aggregate principal amount of the outstanding debt securities of each series of debt securities affected by the modification or amendment. The following modifications and amendments will not be effective against any Holder without its consent:

•	a change in the stated maturity date of any payment of principal or interest;

•	a deduction in payment due on the debt securities;

•	a change in the place of payment or currency in which any payment on the debt securities is payable;

•	a limitation of a Holder’s right to sue Post Apartment Homes for the enforcement of certain payments due on the debt securities;

•	a reduction in the percentage of outstanding debt securities required to consent to a modification or amendment of the Indenture; and

•	a modification of any of the foregoing requirements. (Section 902)

We and the Trustee may modify and amend the Indenture without the consent of any Holder of debt securities for any of the following purposes:

•	to evidence the succession of another person to us as issuer and the assumption by any such successor of our covenants;

•	to add to the covenants for the benefit of the Holders of debt securities;

•	to add any additional Events of Default (as defined below);

•	to secure the securities;

•	to establish the form or terms of debt securities of any series as permitted by Sections 201 and 301 of the Indenture;

•	to evidence and provide for the acceptance of appointment by a successor trustee;

•

to cure any ambiguity, to correct or supplement any provision of the Indenture which may be defective or inconsistent with any other provision of the Indenture, provided such provisions shall not adversely affect the interests of the Holders of the debt securities in any material respect; or

•

to supplement any of the provisions of the Indenture to such extent as shall be necessary to permit or facilitate the defeasance and discharge of any series of debt securities pursuant to Sections 401, 1402 and 1403 of the Indenture, provided that any such action shall not adversely affect the interests of the Holders of debt securities in any material respect.

Under the Indenture, the Holders of a majority in aggregate principal amount of the outstanding debt securities of any series of debt securities may, on behalf of all Holders of that series:

•	waive compliance by Post Apartment Homes with certain restrictive covenants of the Indenture; and

•	waive any past default under the Indenture, except:

¡	a default in the payment of the principal of or any premium or interest on any debt securities of that series; or

¡	a default under any provision of the Indenture which itself cannot be modified or amended without the consent of the Holders of each outstanding debt security of that series. (Sections 1013, 513)

Events of Default

“Event of Default,” when used in the Indenture with respect to any series of debt securities, means any of the following:

•	failure to pay interest on any debt security of that series for 30 days after the payment is due;

•	failure to pay the principal of or any premium on any debt security of that series when due;

•	failure to deposit any sinking fund payment when due on debt securities of that series;

•

failure to perform any other covenant in the Indenture that applies to debt securities of that series for 60 days after Post Apartment Homes has received written notice by registered or certified mail of the failure to perform in the manner specified in the Indenture;

•

default with respect to over $20 million of recourse indebtedness or with respect to over $20 million under any mortgage, lien or other similar encumbrance, indenture of instrument, including the Indenture, which secures any recourse indebtedness, and which results in acceleration of the maturity of the outstanding principal amount of the indebtedness unless such acceleration is rescinded or the indebtedness is discharged;

•	certain events in bankruptcy, insolvency or reorganization; or

•	any other Event of Default that may be specified for the debt securities of that series when that series is created. (Section 501)

If an Event of Default for any series of debt securities occurs and continues, the Trustee or the Holders of at least 25% in aggregate principal amount of the outstanding debt securities of the series may declare the entire principal of all the debt securities of that series to be due and payable immediately. If such a declaration occurs, the Holders of a majority of the aggregate principal amount of the outstanding debt securities of that series can, subject to certain conditions, rescind the declaration. (Sections 502, 513)

The prospectus supplement relating to each series of debt securities which are Original Issue Discount Securities will describe the particular provisions that relate to the acceleration of maturity of a portion of the principal amount of such series when an Event of Default occurs and continues.

An Event of Default for a particular series of debt securities does not necessarily constitute an Event of Default for any other series of debt securities issued under the Indenture. The Indenture requires Post Apartment Homes to file an officers’ certificate with the Trustee each year that states that defaults do not exist under the terms of the Indenture. (Section 1011) The Trustee may withhold notice to the Holders of debt securities of any default, except defaults in the payment of principal, premium, interest or any sinking fund installment, if it considers such withholding of notice to be in the best interests of the Holders. (Section 601)

Other than its duties in the case of a default, a Trustee is not obligated to exercise any of its rights or powers under the Indenture at the request, order or direction of any Holders, unless the Holders offer the Trustee reasonable indemnification. (Sections 602, 603) If reasonable indemnification is provided, then, subject to certain other rights of the Trustee, the Holders of a majority in principal amount of the outstanding debt securities of any series may, with respect to the debt securities of that series, direct the time, method and place of:

•	conducting any proceeding for any remedy available to the Trustee, or

•	exercising any trust or power conferred upon the Trustee. (Section 512)

The Holder of a debt security of any series will have the right to begin any proceeding with respect to the Indenture or for any remedy only if:

•	the Holder has previously given the Trustee written notice of a continuing Event of Default with respect to that series;

•

the Holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made a written request of, and offered reasonable indemnification to, the Trustee to begin such proceeding;

•	the Trustee has not started such proceeding within 60 days after receiving the request; and

•

the Trustee has not received directions inconsistent with such request from the Holders of a majority in aggregate principal amount of the outstanding debt securities of that series during those 60 days. (Section 507)

However, the Holder of any debt security will have an absolute right to receive payment of principal of and any premium and interest on the debt security when due and to institute suit to enforce such payment. (Section 508)

Defeasance

Defeasance and Discharge. At the time that Post Apartment Homes establishes a series of debt securities under the Indenture, it can provide that the debt securities of that series are subject to the defeasance and discharge provisions of the Indenture. If Post Apartment Homes so provides, it will be discharged from its obligations on the debt securities of that series if it deposits with the Trustee, in trust, sufficient money or Government Obligations (as defined below) to pay the principal, interest, any premium and any other sums due on the debt securities of that series on the dates such payments are due under the Indenture and the terms of the debt securities. (Sections 1401 and 1404) As used above, “Government Obligations” mean:

•	securities of the same government which issued the currency in which the series of debt securities are denominated and in which interest is payable; or

•	securities of government agencies backed by the full faith and credit of such government. (Section 101)

In the event that Post Apartment Homes deposits funds in trust and discharges its obligations under a series of debt securities as described above, then:

•

the Indenture will no longer apply to the debt securities of that series, except for certain obligations to compensate, reimburse and indemnify the Trustee, to register the transfer and exchange of debt securities, to replace lost, stolen or mutilated debt securities and to maintain paying agencies and the trust funds; and

•	Holders of debt securities of that series can only look to the trust fund for payment of principal, any premium and interest on the debt securities of that series. (Section 1402)

Defeasance of Certain Covenants and Certain Events of Default. At the time that Post Apartment Homes establishes a series of debt securities under the Indenture, it can provide that the debt securities of that series are subject to the covenant defeasance provisions of the Indenture. If Post Apartment Homes so provides and makes the deposit described under the heading “— Defeasance and Discharge” above:

•	it will not have to comply with the following restrictive covenants contained in the Indenture:

¡	Existence (Sections 1006);

¡	Maintenance of Properties (Section 1007);

¡	Insurance (Section 1008);

¡	Payment of Taxes and Other Claims (Section 1009);

¡	Provision of Financial Information (Section 1010); and

¡	any other covenant Post Apartment Homes designates when it establishes the series of debt securities; and

•

it will not have to treat the events described in the fourth bullet point under the heading “— Events of Default” as they relate to the covenants listed above that have been defeased and no longer are in effect and the events described in the last bullet point under the heading “— Events of Default” as Events of Default under the Indenture in connection with that series.

In the event of a defeasance, the obligations of Post Apartment Homes under the Indenture and the debt securities, other than with respect to the covenants and the Events of Default specifically referred to above, will remain in effect. (Sections 1402 and 1403)

If Post Apartment Homes exercises its option not to comply with the covenants listed above and the debt securities of such series become immediately due and payable because an Event of Default has occurred, other than as a result of an Event of Default specifically referred to above, the amount of money and/or Government Obligations on deposit with the Trustee will be sufficient to pay the principal, interest, any premium and any other sums, due on the debt securities of such series on the date such payments are due under the Indenture and the terms of the debt securities, but may not be sufficient to pay amounts due at the time of acceleration. However, Post Apartment Homes would remain liable for the balance of the payments.

Condition. Such a trust will only be permitted to be established if, among other things, Post Apartment Homes has delivered to the Trustee an opinion of counsel (as specified in the Indenture) to the effect that the Holders of the debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such opinion of counsel, in the case of defeasance, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable U.S. federal income tax law occurring after the date of the Indenture (Section 1404).

No Conversion Rights

The debt securities will not be convertible into or exchangeable for any capital stock of Post or equity interest in Post Apartment Homes.

DESCRIPTION OF COMMON STOCK

We have summarized certain terms and provisions of Post’s common stock in this section. The summary is not complete. We have also filed Post’s Articles of Incorporation and Bylaws as exhibits to the registration statement. The rights of our shareholders are also subject to Georgia law, under which we were incorporated. You should read Post’s Articles of Incorporation and Bylaws for additional information before you buy any common stock.

General

Shares Outstanding. Post’s authorized common stock consists of 100,000,000 shares, par value $.01 per share. As of November 30, 2009, 48,454,306 shares were issued and outstanding, no shares were held in treasury, 173,586 shares were reserved for issuance upon exchange of outstanding Partnership Units and 2,525,549 shares were reserved for issuance upon exercise of outstanding stock options.

Dividends. Holders of common stock may receive dividends when declared by Post’s board of directors out of funds that Post can legally use to pay dividends. Post may pay dividends in cash, stock or other property. In certain cases, holders of common stock may not receive dividends until Post has satisfied its obligations to the holders of outstanding preferred stock.

Voting Rights. Holders of common stock have the exclusive power to vote on all matters presented to Post’s shareholders unless Georgia law or the designations in Post’s Articles of Incorporation for an outstanding series of preferred stock gives the holders of that series of preferred stock the right to vote on specified matters. Each holder of common stock is entitled to one vote per share. Holders of common stock have no cumulative voting rights for the election of directors. This means that a holder of a single share of common stock cannot cast more than one vote for each position to be filled on the board of directors.

Other Rights. If Post voluntarily or involuntarily liquidates, dissolves or winds up its business, holders of common stock will receive pro rata, according to shares held by them, any remaining assets distributable to Post’s shareholders after Post has provided for any liquidation preference for outstanding shares of preferred stock. When Post issues securities in the future, holders of common stock have no preemptive rights. This means that the holders of common stock have no right, as holders of common stock, to buy any portion of those issued securities. Holders of common stock have no subscription, redemption or conversion rights.

Listing. Post’s outstanding shares of common stock are listed on the New York Stock Exchange under the symbol “PPS.” Post intends to list with the New York Stock Exchange any additional shares of common stock to be sold pursuant to any prospectus supplement. ComputerShare serves as the transfer agent and registrar for the common stock.

Fully Paid. Post’s outstanding shares of common stock are fully paid and nonassessable. This means that the full purchase price for the outstanding shares of common stock has been paid and the holders of such shares will not be assessed any additional monies for such shares. Any additional common stock that Post may issue in the future pursuant to any prospectus supplement or upon the conversion or exercise of other securities offered under this prospectus will also be fully paid and nonassessable.

ANTI-TAKEOVER PROVISIONS CONTAINED IN POST’S

ARTICLES OF INCORPORATION AND BYLAWS

Certain provisions of Post’s Articles of Incorporation and Bylaws may make it less likely that management would be changed or someone would acquire voting control of Post without consent by the board of directors. These provisions may delay, deter or prevent tender offers or takeover attempts that shareholders may believe are in their best interests, including tender offers or attempts that might allow shareholders to receive premiums over the market price of their common stock.

Preferred Stock. Post’s board of directors can at any time, under its Articles of Incorporation and without shareholder approval, issue one or more new series of preferred stock. In some cases, the issuance of preferred stock without shareholder approval could discourage or make more difficult attempts to take control of Post through a merger, tender offer, proxy contest or otherwise. Preferred stock with special voting rights or other features issued to persons favoring management could stop a takeover by preventing the person trying to take control of Post from acquiring enough voting shares necessary to take control.

Nomination Procedures. Shareholders, as well as Post’s board of directors, can nominate candidates for the board of directors. However, a shareholder that wants to nominate a candidate for the board of directors at the annual meeting must follow the advance notice procedures described in the Bylaws. In general, a shareholder must submit a written notice of the nomination complying with the provisions of Post’s Bylaws to Post’s corporate secretary not less than ninety (90) days nor more than one hundred twenty (120) days prior to the anniversary date of the preceding year’s annual meeting of shareholders, provided that if the annual meeting is not scheduled within twenty-five (25) days of such anniversary date, such notice must be delivered by the tenth day following the date on which the annual meeting date is publicly disclosed or the notice of the annual meeting is mailed.

Proposal Procedures. Shareholders can propose that business other than nominations to the board of directors be considered at an annual meeting of shareholders. However, a shareholder that wants to propose such business at a meeting, other than pursuant to Rule 14a-8 promulgated under the Exchange Act, must follow the advance notice procedures described in Post’s Bylaws. In general, a shareholder must submit a written notice of the proposal and the shareholder’s interest in the proposal complying with the provisions of Post’s Bylaws to Post’s corporate secretary not less than ninety (90) days nor more than one hundred twenty (120) days prior to the anniversary date of the preceding year’s annual meeting of shareholders, provided that if the annual meeting is not scheduled within twenty-five (25) days of such anniversary date, such notice must be delivered by the tenth day following the date on which the annual meeting date is publicly disclosed or the notice of the annual meeting is mailed.

Amendment of Bylaws. Under Post’s Bylaws, the board of directors can adopt, amend or repeal the Bylaws, subject to limitations under the Georgia Business Corporation Code (the “GBCC”). Post’s shareholders also have the power to change or repeal Post’s Bylaws.

Georgia Anti-Takeover Statutes

The GBCC restricts certain business combinations with “interested shareholders” and contains fair price requirements applicable to certain mergers with certain “interested shareholders” that are summarized below. The restrictions imposed by these statutes will not apply to a corporation unless it elects to be governed by these statutes. Post has not elected to be covered by such restrictions.

The Georgia business combination statute regulates business combinations such as mergers, consolidations, share exchanges and asset purchases where the acquired business has at least 100 shareholders residing in Georgia and has its principal office in Georgia, and where the acquiror became an “interested shareholder” of the corporation, unless either (1) the transaction resulting in such acquiror becoming an “interested shareholder” or the business combination received the approval of the corporation’s board of directors prior to the date on which the acquiror became an “interested shareholder,” or (2) the acquiror became the owner of at least 90% of the outstanding voting stock of the corporation, excluding shares held by directors, officers and affiliates of the corporation and shares held by certain other persons, in the same transaction in which the acquiror became an “interested shareholder.” For purposes of this statute, an “interested shareholder” generally is any person who directly or indirectly, alone or in concert with others, beneficially owns or controls 10% or more of the voting power of the outstanding voting shares of the corporation. The statute prohibits business combinations with an unapproved

“interested shareholder” for a period of five years after the date on which such person became an “interested shareholder.” The statute restricting business combinations is broad in its scope and is designed to inhibit unfriendly acquisitions.

The Georgia fair price statute prohibits certain business combinations between a Georgia business corporation and an “interested shareholder” unless (1) certain “fair price” criteria are satisfied, (2) the business combination is unanimously approved by the continuing directors, (3) the business combination is recommended by at least two-thirds of the continuing directors and approved by a majority of the votes entitled to be cast by holders of voting shares, other than voting shares beneficially owned by the “interested shareholder,” or (4) the interested shareholder has been such for at least three years and has not increased his ownership position in such three-year period by more than one percent in any twelve-month period. The fair price statute is designed to inhibit unfriendly acquisitions that do not satisfy the specified “fair price” requirements.

Limitation on Mergers and Asset Sales

Post may not engage in any merger, consolidation or other combination with or into another person or sale of all or substantially all of its assets unless such transaction includes the merger of Post Apartment Homes, or sale of substantially all of the assets of Post Apartment Homes, which sale or merger must be approved by the holders of a majority of Post Apartment Homes’ outstanding Partnership Units. Post currently holds a majority of the outstanding Partnership Units. If Post were ever to hold less than a majority of the Partnership Units, this voting requirement might limit the possibility for acquisition or change in the control of Post. The foregoing limitation may have the effect of precluding a merger, consolidation or other combination of Post without the consent of the board of directors.

Restrictions on Ownership

For Post to qualify as a REIT for federal income tax purposes, no more than 50% in value of its outstanding capital stock may be owned, directly or constructively, by five or fewer individuals, including certain entities that are treated as individuals for this purpose, during the last half of any taxable year. To facilitate Post’s compliance with this requirement, the ownership limit under Post’s Articles of Incorporation prohibits ownership, directly or under certain constructive ownership rules, by any person or persons acting as a group of more than 6.0% of the issued and outstanding shares of Post’s common stock, subject to certain exceptions, including an exception for shares of common stock held by Post’s former chairman and Post’s former vice chairman and certain investors for which Post has waived the ownership limit. Together, these limitations are referred to as the “ownership limit.” Further, Post’s Articles of Incorporation include provisions allowing Post to stop transfers of or redeem its shares, which are intended to assist Post in complying with these REIT-qualification requirements.

All certificates representing shares of common stock will bear a legend referring to the ownership limitations and transfer restrictions described above.

DESCRIPTION OF PREFERRED STOCK

This section describes the general terms and provisions of preferred stock of Post that may be offered by this prospectus. The prospectus supplement will describe the specific terms of the series of the preferred stock offered through that prospectus supplement and any general terms outlined in this section that will not apply to that series of preferred stock.

We have summarized the terms and provisions of the preferred stock in this section. The summary is not complete. We have also filed Post’s Articles of Incorporation as an exhibit to the registration statement. The rights of our preferred shareholders are also subject to Georgia law. You should read Post’s Articles of Incorporation and the Certificate of Designation, Preferences and Rights (“Certificate of Designation”) relating to the applicable series of the preferred stock for additional information before you buy any preferred stock.

General

Pursuant to Post’s Articles of Incorporation, the board of directors has the authority, without further shareholder action, to issue a maximum of 20,000,000 shares of preferred stock, including shares issued or reserved for issuance and to affix and determine the relative rights, preferences and privileges of each class or series of preferred stock issued. As of the date of filing of this Registration Statement, the board of directors has designated 1,150,000 shares, 900,000 of which are issued and outstanding, as 8 1/2% Series A cumulative redeemable preferred stock, 2,300,000 shares, 2,000,000 of which are issued and outstanding, as 7 5/8% Series B cumulative redeemable preferred stock, 2,300,000 shares, none of which are outstanding, as 7 5 /8% Series C cumulative redeemable preferred stock and 2,800,000 shares, none of which are outstanding, as 8% Series D cumulative redeemable preferred stock, each class ranking pari passu with each other and senior to common stock as to dividends and upon liquidation. The board of directors has the authority to determine or fix the following terms with respect to shares of any series of preferred stock:

•	the number of shares and designation or title of the shares;

•	dividend rights;

•	whether and upon what terms the shares will be redeemable;

•	the rights of the holders upon Post’s dissolution or upon the distribution of its assets;

•	whether and upon what terms the shares will have a purchase, retirement or sinking fund;

•	whether and upon what terms the shares will be convertible;

•	the voting rights, if any, which will apply;

•	and any other preferences, rights, limitations or restrictions of the series.

If Post purchases, redeems or converts shares of preferred stock, it will retire and cancel them and restore them to the status of authorized but unissued shares of preferred stock. These shares will not be part of any particular series of preferred stock and may be reissued by Post.

As described under “Description of Depositary Shares” below, Post may elect to offer depositary shares represented by depositary receipts. If Post so elects, each depositary share will represent a fractional interest to be specified in the applicable prospectus supplement in a share of preferred stock. If Post issues depositary shares representing interests in preferred stock, the preferred stock will be deposited with a depositary.

The preferred stock will have the dividend, liquidation, redemption and voting rights described in this section unless the applicable prospectus supplement provides otherwise. You should read the prospectus supplement relating to the particular series of the preferred stock it offers for specific terms, including:

•	the title and liquidation preference of the preferred stock and the number of shares offered;

•	the price at which such preferred stock will be offered;

•

the dividend rate or rates (or method of calculation), the dividend periods, the dates on which dividends will be payable and whether the dividends will be cumulative or non-cumulative and, if cumulative, the dates from which the dividends will start to cumulate;

•	any redemption or sinking fund provisions;

•	any conversion provisions;

•	whether Post has elected to offer depositary shares as described under “Description of Depositary Shares” below; and

•	any additional dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions.

When Post issues the preferred stock, the shares will be fully paid and nonassessable. This means that the full purchase price for the outstanding preferred stock will have been paid and the holders of such preferred stock will not be assessed any additional monies for such preferred stock. Unless the applicable prospectus supplement specifies otherwise:

•	each series of preferred stock will rank senior to Post’s common stock and equally in all respects with the outstanding shares of each other series of preferred stock; and

•

the preferred stock will have no preemptive rights to subscribe for any additional securities which Post may issue in the future. This means that the holders of preferred stock will have no right, as holders of preferred stock, to buy any portion of those issued securities.

Dividends

The holders of the preferred stock of each series will be entitled to receive cash dividends, if declared by Post’s board of directors or its duly authorized committee, out of assets that Post can legally use to pay dividends. The prospectus supplement relating to a particular series of preferred stock will set forth the dividend rates and dates on which dividends will be payable. The rates may be fixed or variable or both. If the dividend rate is variable, the applicable prospectus supplement will describe the formula used for determining the dividend rate for each dividend period. Post will pay dividends to the holders of record as they appear on Post’s stock books on the record dates fixed by the board of directors or its duly authorized committee.

The applicable prospectus supplement will also state whether the dividends on any series of the preferred stock are cumulative or non-cumulative. Dividends, if cumulative, will be cumulative from and after the date set forth in the applicable prospectus supplement. If Post’s board of directors does not declare a dividend payable on a dividend payment date on any non-cumulative series of preferred stock, then the holders of that series will not be entitled to receive a dividend for that dividend period and Post will not be obligated to pay the dividend for that dividend period even if the board of directors declares a dividend on that series payable in the future.

Post’s board of directors will not declare and pay a dividend on any of its stock ranking, as to dividends, equal with or junior to any series of the preferred stock unless full dividends on such series of the preferred stock have been declared and paid or declared and sufficient money is set aside for payment. Until full dividends are paid, or declared and payment is set aside, on each series of preferred stock ranking equal as to dividends, then:

•

Post will declare any dividends pro rata among the preferred stock of each series and any preferred stock ranking equal to the preferred stock as to dividends. This means that the dividends Post declares per share on each series of such preferred stock will bear the same relationship to each other that the full accrued dividends per share on each such series of the preferred stock bear to each other;

•

other than such pro rata dividends, Post will not declare or pay any dividends or declare or make any distributions upon any security ranking junior to or equal with the preferred stock as to dividends or upon liquidation except (a) dividends or distributions paid for with securities ranking junior to the preferred stock as to dividends and upon liquidation and (b) cash in lieu of fractional shares in connection with any such dividend; and

•

Post will not redeem, purchase or otherwise acquire, or set aside money for a sinking fund for, any securities ranking junior to or equal with the preferred stock as to dividends or upon liquidation except by conversion into or exchange for stock junior to the preferred stock as to dividends and upon liquidation.

Post will not owe any interest, or any money in lieu of interest, on any dividend payment(s) on any series of the preferred stock which may be past due.

Redemption

A series of the preferred stock may be redeemable, in whole or in part, at Post’s option, and may be subject to mandatory redemption pursuant to a sinking fund or otherwise, as described in the applicable prospectus supplement. Redeemed preferred stock will become authorized but unissued shares of preferred stock that Post may issue in the future.

If a series of the preferred stock is subject to mandatory redemption, the applicable prospectus supplement will specify the number of shares that Post will redeem each year and the redemption price. If preferred stock is redeemed, Post will pay, in the case of non-cumulative preferred stock, all declared and unpaid dividends and, in the case of cumulative preferred stock, all accrued and unpaid dividends on the preferred stock up to, but excluding, the redemption date. The prospectus supplement will also specify whether the redemption price will or may be paid in cash or other property. If (1) Post is only permitted to pay the redemption price for a series of preferred stock from the proceeds of a capital stock issuance and (2) the proceeds from the issuance are insufficient or no such issuance has occurred, then the terms of that series may provide that the preferred stock will automatically and mandatorily be converted into such capital stock.

If fewer than all of the outstanding shares of any series of the preferred stock are to be redeemed, Post’s board of directors will determine the number of shares to be redeemed. Post will redeem the shares pro rata from the holders of record in proportion to the number of shares held by them, with adjustments to avoid redemption of fractional shares.

Even though the terms of a series of preferred stock may permit redemption of the preferred stock in whole or in part, if any declared and unpaid dividends, or accumulated dividends, on that series are past due:

•	Post will not redeem any preferred stock of that series unless Post simultaneously redeems all outstanding preferred stock of that series; and

•	Post will not purchase or otherwise acquire any preferred stock of that series.

The prohibition discussed in the prior sentence will not prohibit Post from purchasing or acquiring preferred stock of that series to preserve its REIT status or pursuant to a purchase or exchange offer if Post makes the offer on the same terms to all holders of that series.

Unless the applicable prospectus supplement specifies otherwise, Post will give notice of a redemption by mailing a notice to each record holder of the shares to be redeemed, between 30 to 60 days prior to the date fixed for redemption. If Post issues depositary shares representing interests in preferred stock, it will send a notice to the depositary between 40 to 70 days prior to the date fixed for redemption. Post will mail the notices to the holders’ addresses as they appear on its stock records. Each notice will state:

•	the redemption date;

•	the number of shares and the series of the preferred stock to be redeemed;

•	the redemption price;

•	the place or places where holders can surrender the certificates for the preferred stock for payment of the redemption price;

•	that dividends on the shares to be redeemed will cease to accrue on the redemption date; and

•	the date when the holders’ conversion rights, if any, will terminate.

If Post redeems fewer than all shares of any series of the preferred stock held by any holder, it will also specify the number of shares to be redeemed from the holder in the notice.

If Post has given notice of the redemption and has provided the funds for the payment of the redemption price, then beginning on the redemption date:

•	the dividends on the preferred stock called for redemption will no longer accrue;

•	such shares will no longer be considered outstanding; and

•	the holders will no longer have any rights as shareholders except to receive the redemption price.

When the holder properly surrenders the redeemed shares, the redemption price will be paid out of the funds provided by Post. If Post redeems fewer than all of the shares represented by any certificate, Post will issue a new certificate representing the unredeemed shares without cost to the holder.

Subject to the limitations described above and the terms of any preferred stock ranking senior to the preferred stock to be purchased or of any outstanding debt instruments, we or our affiliates may from time to time purchase any outstanding shares of preferred stock by tender, in the open market or by private agreement. In the event that a redemption described above is deemed to be a “Tender Offer” within the meaning of Rule 14e-1 under the Exchange Act, Post will comply with all applicable provisions of the Exchange Act.

Conversion

The applicable prospectus supplement relating to a series of convertible preferred stock will describe the terms and conditions upon which shares of that series are convertible into shares of common stock or a different series of preferred stock.

Rights upon Liquidation

Unless the applicable prospectus supplement states otherwise, if Post voluntarily or involuntarily liquidates, dissolves or winds up its business, the holders of shares of each series of the preferred stock will be entitled to receive:

•	liquidation distributions in the amount stated in the applicable prospectus supplement; and

•	in the case of cumulative preferred stock, all accrued and unpaid dividends, and, in the case of noncumulative preferred stock, all declared and unpaid dividends.

Post will pay these amounts to the holders of shares of each series of the preferred stock, and all amounts owing on any preferred stock ranking equally with such series of preferred stock as to distributions upon liquidation, out of Post’s assets available for distribution to shareholders before any distribution is made to holders of any securities ranking junior to the preferred stock upon liquidation.

The sale of all or substantially all of Post’s property and assets, its merger into or consolidation with any other corporation or the merger of any other corporation into Post will not be considered a dissolution, liquidation or winding up of Post’s business.

If (1) Post voluntarily or involuntarily liquidates, dissolves or wind ups its business and (2) the assets available for distribution to the holders of the preferred stock of any series and any other shares of its stock ranking equal with such series as to any such distribution are insufficient to pay all amounts to which the holders are entitled, then Post will only make pro rata distributions to the holders of all shares ranking equal as to distributions upon dissolution, liquidation or winding up of its business. This means that the distributions Post pays to the holders of all shares ranking equal as to distributions upon dissolution, liquidation or winding up of its business will bear the same relationship to each other that the full distributable amounts for which such holders are respectively entitled upon such dissolution, liquidation or winding up of Post’s business bear to each other.

After Post pays the full amount of the liquidation distribution to which the holders of a series of the preferred stock are entitled, such holders will have no right or claim to any of Post’s remaining assets.

Voting Rights

Except as described in this section or in the applicable prospectus supplement, or except as expressly required by applicable law, the holders of the preferred stock will not be entitled to vote. If the holders of a series of preferred stock are entitled to vote and the applicable prospectus supplement does not state otherwise, then each share of preferred stock will be entitled to one vote.

As more fully described under “Description of Depositary Shares” below, if Post elects to provide for the issuance of depositary shares representing fractional interests in a share of preferred stock, the holders of each depositary share will be entitled to a fraction of a vote.

For any series of preferred stock having one vote per share, the voting power of the series, on matters on which holders of such series and holders of any other series of preferred stock are entitled to vote as a single class, will solely depend on the total number of shares in such series, and not on the aggregate liquidation preference or initial offering price.

If and whenever the dividends on any shares of preferred stock and any other class or series of our stock that ranks on parity with such shares of preferred stock as to payment of dividends and that has voting rights equivalent to those described in this paragraph (“voting parity stock”) have not been declared and paid in an aggregate amount equal, as to any such class or series, to at least six quarterly dividends (whether or not consecutive), the number of directors then constituting Post’s board of directors will be increased by two. Holders of such shares of preferred stock, together with the holders of all other affected classes and series of voting parity stock, voting as a single class, will be entitled to elect the two additional members of our board of directors (the “Preferred Stock Directors”) at any annual meeting of shareholders or any special meeting of the holders of shares of such preferred stock and any voting parity stock for which dividends have not been paid, called as provided below, but only if the election of any Preferred Stock Directors would not cause us to violate the corporate governance requirement of the New York Stock Exchange (or any other exchange on which our securities may be listed) that listed companies must have a majority of independent directors. In addition, our board of directors shall at no time have more than two Preferred Stock Directors.

At any time after this voting power has vested as described above, our Secretary may, and upon the written request of holders of record of at least 20% of the outstanding shares of such preferred stock and voting parity stock (addressed to the Secretary at our principal office) must, call a special meeting of the holders of shares of such preferred stock and voting parity stock for the election of the Preferred Stock Directors. Notice for a special meeting will be given in a similar manner to that provided in our bylaws for a special meeting of the shareholders, which we will provide upon request, or as required by law. If our Secretary is required to call a meeting but does not do so within 20 days after receipt of any such request, then any holder of shares of such preferred stock may (at our expense) call such meeting, upon notice as provided in this section, and for that purpose will have access to our stock books. The Preferred Stock Directors elected at any such special meeting will hold office until the next annual meeting of our shareholders unless they have been previously terminated as described below. In case any vacancy occurs among the Preferred Stock Directors, a successor will be elected by our board of directors to serve until the next annual meeting of the shareholders upon the nomination of the then remaining Preferred Stock Director or, if none remains in office, by the vote of the holders of record of a majority of the outstanding shares of such preferred stock and voting parity stock, voting as a single class. The Preferred Stock Directors shall each be entitled to one vote per director on any matter.

Whenever (a) in the case of non-cumulative preferred stock, full dividends have been paid on the shares of such preferred stock for at least one year and, in the case of cumulative preferred stock, all dividends on the shares of such preferred stock and any other cumulative voting parity stock have been paid in full, (b) full dividends have been paid on any non-cumulative voting parity stock for at least one year and (c) all dividends on any cumulative voting parity stock have been paid in full, then the right to elect the Preferred Stock Directors will cease (but subject always to the same provisions for the vesting of these voting rights in the case of any similar non-payment of dividends in respect of future dividend periods), the terms of office of all Preferred Stock Directors will immediately terminate and the number of directors constituting our board of directors will be reduced accordingly.

Unless Post receives the consent of the holders of an outstanding series of preferred stock and the outstanding shares of all other series of preferred stock which (1) rank equally with such series either as to dividends or the distribution of assets upon liquidation, dissolution or winding up of Post’s business and (2) have voting rights that are exercisable and that are similar to those of such series, Post will not:

•

authorize or create or increase the authorized or issued amount of, any class or series of stock ranking senior to such outstanding preferred stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of Post’s business, or reclassify any authorized share of stock into such outstanding preferred stock; or

•

amend, alter or repeal, whether by merger, consolidation or otherwise, the provisions of Post’s Articles of Incorporation so as to materially and adversely affect any right, preference, privilege or voting power of such outstanding preferred stock.

This consent must be given by the holders of at least two-thirds of all such outstanding preferred stock described in the preceding sentence, voting together as a single class; provided, however, that with respect to the occurrence of any event set forth in the second bullet point above, so long as any shares of such preferred stock remain outstanding with the terms thereof materially unchanged or new shares of the surviving corporation or entity are issued with the same terms as the shares of such preferred stock, in each case taking into account that upon the occurrence of this event we may not be the surviving entity, the occurrence of any such event shall not be deemed to materially and adversely affect any right, preference, privilege or voting power of the shares of such preferred stock or the holders thereof, and provided, further, that any increase in the amount of our authorized common stock or preferred stock or the creation or issuance of any other series of common stock or other equity securities ranking on a parity with or junior to the shares of such preferred stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up and any change to the number of directors or number of classes of directors shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

Under Georgia law, the vote of the holders of a majority of the outstanding shares of preferred stock, voting as a separate voting group, is required for:

•	certain amendments to Post’s Articles of Incorporation impacting such preferred stock;

•	the approval of any dividend payable in shares of such preferred stock to holders of shares of another class or series of Post’s stock; or

•	the approval of any proposed share exchange that includes shares of the preferred stock.

In addition, holders of shares of preferred stock will be able to vote together with the holders of all shares of common stock and other preferred stock entitled to vote, voting as a single group, on the approval of a plan of merger if the plan of merger contains a provision that, if contained in a proposed amendment to Post’s Articles of Incorporation, would require action on the proposed amendment. Further, in the case of any merger where Post is the surviving corporation, the right of holders of the shares of the preferred stock to vote separately as a group on a plan of merger does not apply if:

•	the articles of incorporation of the surviving corporation will not differ from our articles of incorporation as then in effect;

•

each shareholder of the surviving corporation whose shares were outstanding immediately before the effective date of the merger will hold the same number of shares, with identical designations, preferences, limitation, and relative rights, immediately after the merger; and

•

the number and kind of shares outstanding immediately after the merger, plus the number and kind of shares issuable as a result of the merger and by the conversion of securities issued pursuant to the merger or the exercise of rights and warrants issued pursuant to the merger, will not exceed the total number and kind of shares of the surviving corporation authorized by its articles of incorporation immediately after the merger.

Shareholder Liability

As discussed above under “Description of Common Stock — General,” applicable Georgia law provides that no shareholder, including holders of preferred stock, shall be personally liable for the acts and obligations of Post and that the funds and property of Post shall be the only recourse for such acts or obligations.

Restrictions on Ownership

As discussed above under “Description of Common Stock — Restrictions on Ownership,” for Post to qualify as a REIT under the Code, not more than 50% in value of its outstanding capital stock may be owned, directly or constructively, by five or fewer individuals, including certain entities that are treated as individuals for this purpose, during the last half of a taxable year. To assist Post in meeting this requirement, Post may take certain actions to limit the beneficial ownership, directly or indirectly, by a single person of Post’s outstanding equity securities, including any preferred stock of Post. Therefore, the designations contained in Post’s Articles of Incorporation for each series of preferred stock may contain provisions restricting the ownership and transfer of the preferred stock. The applicable prospectus supplement will specify any additional ownership limitation relating to a series of preferred stock.

Registrar and Transfer Agent

The Registrar and Transfer Agent for the preferred stock will be set forth in the applicable prospectus supplement.

DESCRIPTION OF DEPOSITARY SHARES

General

This section describes the general terms and provisions of the depositary shares. The prospectus supplement will describe the specific terms of the depositary shares offered through that prospectus supplement and any general terms outlined in this section that will not apply to those depositary shares.

We may issue fractional interests in shares of preferred stock in the form of depositary shares. Each depositary share will represent a fractional ownership interest in one share of preferred stock, and will be evidenced by a depositary receipt. The shares of preferred stock represented by depositary shares will be deposited under a deposit agreement among us, a depositary, which will be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50 million, and the holders from time to time of the depositary receipts evidencing the depositary shares. Post will name the depositary in the applicable prospectus supplement. Subject to the terms of the deposit agreement, each holder of a depositary share will be entitled, through the depositary, in proportion to the applicable fraction of a share of preferred stock represented by that depositary share, to all the rights and preferences of the shares of preferred stock represented thereby (including dividend, voting, redemption and liquidation rights).

Immediately following the issuance of the shares of preferred stock, we will deposit the shares of preferred stock with the depositary.

We have summarized selected terms and provisions of the deposit agreement, the depositary shares and the depositary receipts in this section. The summary is not complete. We will file the form of deposit agreement, including the form of depositary receipt, as an exhibit to a Current Report on Form 8-K before Post issues the depositary shares. You should read the forms of deposit agreement and depositary receipt relating to a series of preferred stock for additional information before you buy any depositary shares that represent preferred stock of such series.

Dividends and Other Distributions

The depositary will distribute any cash dividends or other cash distributions received in respect of the deposited shares of preferred stock to the record holders of depositary shares relating to the underlying shares of preferred stock in proportion to the number of depositary shares held by the holders. The depositary will distribute any property received by it other than cash to the record holders of depositary shares entitled to those distributions, unless it determines that the distribution cannot be made proportionally among those holders or that it is not feasible to make a distribution. In that event, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders of the depositary shares in proportion to the number of depositary shares they hold.

Record dates for the payment of dividends and other matters relating to the depositary shares will be the same as the corresponding record dates for the shares of preferred stock.

The amounts distributed to holders of depositary shares will be reduced by any amounts required to be withheld by the depositary or by us on account of taxes or other governmental charges.

Redemption of Depositary Shares

If the series of preferred stock underlying the depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption of the shares of preferred stock held by the depositary. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to the shares of preferred stock. Whenever we redeem shares of preferred stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the shares of preferred stock so redeemed.

In case of any redemption of less than all of the outstanding depositary shares, the depositary shares to be redeemed may be selected by the depositary pro rata or in any other manner determined by the depositary to be equitable and that preserves Post’s REIT status. In any such case, we may redeem depositary shares only in certain increments.

After the date fixed for redemption, the depositary shares called for redemption will no longer be deemed to be outstanding, and all rights of the holders of those shares will cease, except the right to receive the amount payable and any other property to which the holders were entitled upon the redemption. To receive this amount or other property, the holders must surrender the depositary receipts evidencing their depositary shares to the depositary. Any funds that we deposit with the depositary for any depositary shares that the holders fail to redeem will be returned to us after a period of two years from the date we deposit the funds.

Conversion

If any series of preferred stock underlying the depositary shares is subject to conversion, the applicable prospectus supplement will describe the rights or obligations of each record holder of depositary receipts to convert the depositary shares.

Withdrawal of Preferred Stock

Unless the related depositary shares have previously been called for redemption, any holder of depositary shares may receive the number of whole shares of preferred stock and any money or other property represented by those depositary receipts after surrendering the depositary receipts at the corporate trust office of the depositary, paying any taxes, charges and fees provided for in the deposit agreement and complying with any other requirement of the deposit agreement. Holders of depositary shares making these withdrawals will be entitled to receive whole shares of preferred stock, but holders of whole shares of preferred stock will not be entitled to deposit those shares of preferred stock under the deposit agreement or to receive depositary receipts for those shares of preferred stock after withdrawal. If the depositary shares surrendered by the holder in connection with withdrawal exceed the number of depositary shares that represent the number of whole shares of preferred stock to be withdrawn, the depositary will deliver to that holder at the same time a new depositary receipt evidencing the excess number of depositary shares.

Voting the Shares of Preferred Stock

When the depositary receives notice of any meeting at which the holders of the shares of preferred stock are entitled to vote, the depositary will mail the information contained in the notice to the record holders of the depositary shares relating to the shares of preferred stock. Each record holder of the depositary shares on the record date, which will be the same date as the record date for the shares of preferred stock, may instruct the depositary to vote the amount of the shares of preferred stock represented by the holder’s depositary shares. To the extent possible, the depositary will vote the amount of the shares of preferred stock represented by depositary shares in accordance with the instructions it receives. We will agree to take all reasonable actions that the depositary determines are necessary to enable the depositary to vote as instructed. If the depositary does not receive specific instructions from the holders of any depositary shares representing the shares of preferred stock, it will vote all depositary shares of that series held by it proportionately with instructions received.

Liquidation Preference

In the event of the liquidation, dissolution or winding up of Post, whether voluntary or involuntary, the applicable prospectus supplement will set forth the fraction of the liquidation preference accorded each share of preferred stock represented by the depositary share evidenced by a depositary receipt.

Amendment and Termination of the Deposit Agreement

We may amend the form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement at any time and from time to time by agreement with the depositary. However, any amendment that imposes additional charges or materially and adversely alters any substantial existing right of the holders of depositary shares will not be effective unless the holders of at least a majority of the affected depositary shares then outstanding approve the amendment. We will make no amendment that impairs the right of any holder of depositary shares, as described above under “—Withdrawal of Preferred Stock”, to receive shares of preferred stock and any money or other property represented by those depositary shares, except in order to comply with mandatory provisions of applicable law. Holders who retain or acquire their depositary receipts after an amendment becomes effective will be deemed to have agreed to the amendment and will be bound by the amended deposit agreement.

The deposit agreement will automatically terminate if:

•	all outstanding depositary shares have been redeemed; or

•	a final distribution in respect of the shares of preferred stock has been made to the holders of depositary shares in connection with any liquidation, dissolution or winding up of Post.

We may terminate the deposit agreement at any time, and the depositary will give notice of that termination to the record holders of all outstanding depositary receipts not less than 30 days before the termination date. In that event, the depositary will deliver or make available for delivery to holders of depositary shares, upon surrender of the depositary receipts evidencing the depositary shares, the number of whole or fractional shares of preferred stock as are represented by those depositary shares.

Charges of Depositary; Taxes and Other Governmental Charges

We will pay the fees, charges and expenses of the depositary provided in the deposit agreement to be payable by us. Holders of depositary receipts will pay any taxes and governmental charges and any charges provided in the deposit agreement to be payable by them, including a fee for the withdrawal of shares of preferred stock upon surrender of depositary receipts. If the depositary incurs fees, charges or expenses for which it is not otherwise liable at the election of a holder of a depositary receipt or other person, that holder or other person will be liable for those fees, charges and expenses.

Resignation and Removal of Depositary

The depositary may resign at any time by giving us notice, and we may remove or replace the depositary at any time. Resignations or removals will take effect upon the appointment of a successor depositary and its acceptance of the appointment. The successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50 million.

Reports to Holders

We will deliver all required reports and communications to holders of the shares of preferred stock to the depositary. It will forward those reports and communications to the holders of depositary shares.

Limitation on Liability of the Depositary

The depositary will not be liable if it is prevented or delayed by law or any circumstances beyond its control in performing its obligations under the deposit agreement. The obligations of the depositary under the deposit agreement will be limited to performance in good faith of its duties under the agreement, and it will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares, depositary receipts or shares of preferred stock unless satisfactory and reasonable protection from expenses and liability is furnished. This is called an indemnity. The depositary may rely upon written advice of counsel or accountants, upon information provided by holders of depositary receipts or other persons believed to be competent and upon documents believed to be genuine.

Restrictions on Ownership

As discussed above under “Description of Common Stock — Restrictions on Ownership,” for Post to qualify as a REIT under the Code, not more than 50% in value of its outstanding capital stock may be owned, directly or constructively, by five or fewer individuals, including certain entities that are treated as individuals for this purpose, during the last half of a taxable year. To assist Post in meeting this requirement, Post may take certain actions to limit the beneficial ownership, directly or indirectly, by a single person of Post’s outstanding equity securities, including any preferred stock of Post. Therefore, the designations contained in Post’s Articles of Incorporation for each series of preferred stock underlying the depositary shares may contain provisions restricting the ownership and transfer of the preferred stock. The deposit agreement may contain similar provisions. The applicable prospectus supplement will specify any additional ownership limitation relating to a series of preferred stock and any depositary shares.

LEGAL OWNERSHIP AND BOOK-ENTRY ISSUANCE

In this section, we describe special considerations that will apply to registered securities issued in global — i.e., book-entry — form. First we describe the difference between legal ownership and indirect ownership of registered securities. Then we describe special provisions that apply to global securities.

Legal Owners

Each debt security, common or preferred share and depositary share in registered form will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. We refer to those who have securities registered in their own names, on the books that we or the Trustee or other agent maintain for this purpose, as the “holders” of those securities. These persons are the legal holders of the securities. We refer to those who, indirectly through others, own beneficial interests in securities that are not registered in their own names as indirect owners of those securities. As we discuss below, indirect owners are not legal holders, and investors in securities issued in book-entry form or in street name will be indirect owners.

Book-Entry Owners

We expect to issue debt securities, preferred shares and depositary shares in book-entry form only. However, we may issue common shares in book-entry form. This means those securities will be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary’s book-entry system. These participating institutions, in turn, hold beneficial interests in the securities on behalf of themselves or their customers.

Under each indenture or other applicable agreement, only the person in whose name a security is registered is recognized as the holder of that security. Consequently, for securities issued in global form, we will recognize only the depositary as the holder of the securities and we will make all payments on the securities to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the securities.

As a result, investors will not own securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary’s book-entry system or holds an interest through a participant. As long as the securities are issued in global form, investors will be indirect owners, and not holders, of the securities.

Street Name Owners

In the future we may terminate a global security or issue securities initially in non-global form. In these cases, investors may choose to hold their securities in their own names or in street name. Securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those securities through an account he or she maintains at that institution.

For securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the securities are registered as the holders of those securities and we will make all payments on those securities to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold securities in street name will be indirect owners, not holders, of those securities.

Legal Holders

Our obligations, as well as the obligations of the Trustee under either indenture and the obligations, if any, of any other third parties employed by us, the Trustee or any agents, run only to the holders of the securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect owner of a security or has no choice because we are issuing the securities only in global form.

For example, once we make a payment or give a notice to the holder, we have no further responsibility for that payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect owners but does not do so. Similarly, if we want to obtain the approval of the holders for any purpose — e.g., to amend the indenture for a series of debt securities or to relieve us of the consequences of a default or of our obligation to comply with a particular provision of an indenture — we would seek the approval only from the holders, and not the indirect owners, of the relevant securities. Whether and how the holders contact the indirect owners is up to the holders.

When we refer to “you” in this section of the prospectus, we mean those who invest in the securities being offered by this prospectus, whether they are the holders or only indirect owners of those securities. When we refer to “your securities” in this section of the prospectus, we mean the securities in which you will hold a direct or indirect interest.

Special Considerations for Indirect Owners

If you hold securities through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle a request for the holders’ consent, if ever required;

•	whether and how you can instruct it to send you securities registered in your own name so you can be a holder, if that is permitted in the future;

•	how it would exercise rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests; and

•	if the securities are in book-entry form, how the depositary’s rules and procedures will affect these matters.

Global Securities

A global security is issued in book-entry form only. Each security issued in book-entry form will be represented by a global security that we deposit with and register in the name of one or more financial institutions or clearing systems, or their nominees, which we select. A financial institution or clearing system that we select for any security for this purpose is called the “depositary” for that security. A security will usually have only one depositary but it may have more. The depositary or depositaries for your securities will be named in your prospectus supplement; if none is named, the depositary will be the Depositary Trust Company.

A global security may represent one or any other number of individual securities. Generally, all securities represented by the same global security will have the same terms. We may, however, issue a global security that represents multiple securities of the same kind, such as debt securities, that have different terms and are issued at different times. We call this kind of global security a master global security. Your prospectus supplement will indicate whether your securities are represented by a master global security.

A global security may not be transferred to or registered in the name of anyone other than the depositary or its nominee, unless special termination situations arise. We describe those situations below under “— Holder’s Option to Obtain a Non-Global Security; Special Situations When a Global Security Will Be Terminated.” As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all securities represented by a global security, and investors will be permitted to own only indirect interests in a global security. Indirect interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose security is represented by a global security will not be a holder of the security, but only an indirect owner of an interest in the global security.

If the prospectus supplement for a particular security indicates that the security will be issued in global form only, then the security will be represented by a global security at all times unless and until the global security is terminated. We describe the situations in which this can occur below under “— Holder’s Option to Obtain a Non-Global Security; Special Situations When a Global Security Will Be Terminated”. If termination occurs, we may issue the securities through another book-entry clearing system or decide that the securities may no longer be held through any book-entry clearing system.

Special Considerations for Global Securities

As an indirect owner, an investor’s rights relating to a global security will be governed by the account rules of the depositary and those of the investor’s financial institution or other intermediary through which it holds its interest, as well as general laws relating to securities transfers. We do not recognize this type of investor or any intermediary as a holder of securities and instead deal only with the depositary that holds the global security.

If securities are issued only in the form of a global security, an investor should be aware of the following:

•

An investor cannot cause the securities to be registered in his or her own name, and cannot obtain non-global certificates for his or her interest in the securities, except in the special situations we describe below;

•

An investor will be an indirect holder and must look to his or her own bank or broker for payments on the securities and protection of his or her legal rights relating to the securities, as we describe above under “Legal Owners”;

•	An investor may not be able to sell interests in the securities to some insurance companies and other institutions that are required by law to own their securities in non-book-entry form;

•

An investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

•

The depositary’s policies will govern payments, deliveries, transfers, exchanges, notices and other matters relating to an investor’s interest in a global security, and those policies may change from time to time. We, the Trustee and any agents will have no responsibility for any aspect of the depositary’s policies, actions or records of ownership interests in a global security. We, the Trustee and any agents also do not supervise the depositary in any way;

•

The depositary will require that those who purchase and sell interests in a global security within its book-entry system use immediately available funds and your broker or bank may require you to do so as well; and

•

Financial institutions that participate in the depositary’s book-entry system and through which an investor holds its interest in the global securities, directly or indirectly, may also have their own policies affecting payments, deliveries, transfers, exchanges, notices and other matters relating to the securities, and those policies may change from time to time. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the policies or actions or records of ownership interests of any of those intermediaries.

Holder’s Option to Obtain a Non-Global Security; Special Situations when a Global Security will be Terminated

If we issue any series of securities in book-entry form but we choose to give the beneficial owners of that series the right to obtain non-global securities, any beneficial owner entitled to obtain non-global securities may do so by following the applicable procedures of the depositary, any transfer agent or registrar for that series and that owner’s bank, broker or other financial institution through which that owner holds its beneficial interest in the securities. For example, in the case of a global security representing preferred shares or depositary shares, a beneficial owner will be entitled to obtain a non-global security representing its interest by making a written request to the transfer agent or other agent designated by us. If you are entitled to request a non-global certificate and wish to do so, you will need to allow sufficient lead time to enable us or our agent to prepare the requested certificate.

In addition, in a few special situations described below, a global security will be terminated and interests in it will be exchanged for certificates in non-global form representing the securities it represented. After that exchange, the choice of whether to hold the securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in a global security transferred on termination to their own names, so that they will be holders. We have described the rights of holders and street name investors above under “— Legal Owners.”

The special situations for termination of a global security are as follows:

•

if the depositary notifies us that it is unwilling or unable to continue as depositary for that global security or the depositary has ceased to be a clearing agency registered under the Exchange Act, and in either case we do not appoint another institution to act as depositary within 90 days;

•	in the case of a global security representing debt securities, if an event of default has occurred with regard to the debt securities and has not been cured or waived; or

•	any other circumstances specified for this purpose in the applicable prospectus supplement.

If a global security is terminated, only the depositary, and not we or the Trustee for any debt securities, is responsible for deciding the names of the institutions in whose names the securities represented by the global security will be registered and, therefore, who will be the holders of those securities.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is based on the opinion of King & Spalding LLP and describes the material U.S. federal income tax considerations relating to Post’s treatment as a REIT under the Internal Revenue Code of 1986, as amended, referred to in this prospectus as the Code, and relating to the acquisition, ownership and disposition of shares of Post’s common stock. If Post offers equity securities other than common stock (such as preferred stock or depositary shares), if Post Apartment Homes offers debt securities, or if any selling security holder sells such securities, information about any additional federal income tax consequences to holders of those securities will be included in the applicable prospectus supplements. Because this is only a summary, it may not contain all of the information that may be important in your specific circumstances. As you review this discussion, you should keep in mind that:

(1) The tax considerations to you may vary depending on your particular tax situation;

(2) Special rules that are not discussed below may apply to you if, for example, you are a tax-exempt organization, a broker-dealer, a non-U.S. person, a trust, an estate, a regulated investment company, a financial institution, an insurance company, or otherwise subject to special tax treatment under the Code;

(3) This summary does not address state, local or non-U.S. tax considerations;

(4) This summary deals only with persons who hold shares of Post’s common stock as “capital assets” within the meaning of Section 1221 of the Code; and

(5) This discussion is not intended to be, and should not be construed as, tax advice.

You are urged both to review the following discussion and to consult with an independent tax advisor to determine the effect of acquiring, owning and disposing of shares of Post’s common stock in your individual tax situation, including any state, local or non-U.S. tax consequences.

The information in this section is based on the Code, final, temporary and proposed regulations promulgated by the U.S. Treasury Department, the legislative history of the Code, current administrative interpretations and practices of the Internal Revenue Service, referred to in this prospectus as the IRS, and judicial decisions. The reference to IRS interpretations and practices includes IRS practices and policies reflected in private letter rulings, which are not binding on the IRS except with respect to the taxpayer that received the ruling. In each case, these sources are relied on as they exist on the date of this prospectus. Future legislation, regulations, administrative interpretations and judicial decisions could change current law or adversely affect existing interpretations of current law. Any change could apply retroactively.

Taxation of Post Properties as a REIT

Post elected to be taxed as a REIT under the Code beginning with its taxable year ended December 31, 1993. A REIT generally is not subject to federal income tax at the corporate level on the net income that it distributes currently to shareholders, provided that it meets the applicable requirements for REIT qualification.

We believe that Post has been organized and has operated, and we intend to continue to cause Post to operate, in a manner to qualify as a REIT, but there can be no assurance that Post has qualified or will remain qualified as a REIT. Qualification and taxation as a REIT depend upon Post’s ability to meet, through actual annual (or in some cases quarterly) operating results, requirements relating to income, asset ownership, distribution levels and diversity of stock ownership, and the various other REIT qualification requirements imposed under the Code. In light of the complex nature of the REIT qualification requirements, the ongoing importance of factual determinations and the possibility of future changes in circumstances, we cannot guarantee that Post’s actual annual operating results will satisfy the requirements for taxation as a REIT under the Code for any particular taxable year.

The sections of the Code that relate to Post’s qualification and operation as a REIT are highly technical and complex. This discussion sets forth the material aspects of the Code sections governing REITs. This summary is qualified in its entirety by the applicable Code provisions, relevant rules and regulations, and related administrative and judicial interpretations.

Taxation as a REIT. For each taxable year in which Post qualifies as a REIT, Post generally will not be subject to federal corporate income tax on the net income that it distributes currently to shareholders. Qualification as a REIT therefore enables the REIT and its shareholders to substantially eliminate the “double taxation” (that is, taxation at both the corporate and shareholder levels) that generally results from investment in a regular C corporation.

Shareholders generally will be subject to federal income taxation on REIT dividends (other than designated capital gain dividends) at rates applicable to ordinary income, and corporate shareholders will not be eligible to claim a dividends received deduction. By contrast, dividends received from regular C corporations may be taxed at long-term capital gain rates under certain circumstances in the hands of domestic non-corporate shareholders (through 2010 under current law), and non-REIT dividends received by domestic corporate shareholders may be eligible for a dividends received deduction. In general, income earned by a REIT and distributed currently to its shareholders will be subject to lower aggregate rates of federal income taxation than if such income were earned by a regular C corporation, subjected to corporate-level income tax, and then distributed to shareholders and subjected to tax either at capital gain rates or the effective rate paid by a corporate recipient entitled to the benefit of the dividends received deduction.

Although Post generally will not be subject to corporate-level income taxes on the net income that it distributes currently to shareholders, Post will be subject to federal income tax at the corporate level in the following circumstances:

(1) Post will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gain.

(2) Post may be subject to the “alternative minimum tax” on its undistributed items of tax preference, if any, under certain circumstances.

(3) If Post has (a) net income from the sale or other disposition of “foreclosure property” that is held primarily for sale to customers in the ordinary course of business or (b) other non-qualifying income from foreclosure property, Post will be subject to tax at the highest corporate tax rate on such income.

(4) Post’s net income from “prohibited transactions” will be subject to a 100% penalty tax. In general, prohibited transactions are sales or other dispositions of property (other than foreclosure property) held as inventory or otherwise primarily for sale to customers in the ordinary course of business.

(5) If Post fails to satisfy either the 75% gross income test or the 95% gross income test discussed below, but nonetheless maintains qualification as a REIT because other requirements are met, Post will be subject to a tax equal to the gross income attributable to the greater of either (a) the amount by which 75% of its gross income exceeds the amount qualifying under the 75% gross income test for the taxable year or (2) the amount by which 95% of its gross income exceeds the amount of its income qualifying for the 95% gross income test for the taxable year, multiplied in either case by a fraction intended to reflect Post’s profitability.

(6) Post will be subject to a 4% nondeductible excise tax on the excess of the required distribution for the calendar year (as described below) over the sum of amounts actually distributed in such calendar year, excess distributions from the preceding calendar year, and undistributed income on which Post paid federal income tax. The required distribution for each calendar year is equal to the sum of:

•	85% of Post’s REIT ordinary income for the year,

•	95% of Post’s REIT capital gain net income for such year, and

•	any undistributed taxable income from prior taxable years.

(7) Post will be subject to a 100% penalty tax on some payments received from tenants or from Post’s taxable REIT subsidiaries, or on certain expenses deducted by Post’s taxable REIT subsidiaries, if arrangements involving Post’s taxable REIT subsidiaries are not comparable to similar arrangements among unrelated parties.

(8) If Post acquires any assets from a regular C corporation in a transaction in which the basis of the assets in Post’s hands is determined by reference to the basis of the assets (or any other property) in the hands of the C corporation, Post would have to pay corporate income tax, at the highest applicable corporate rate, on the “built-in gain” with respect to those assets if Post were to dispose of those assets within 10 years after acquiring them. Built-in gain is the amount by which an asset’s fair market value exceeds its adjusted tax basis at the time Post acquires the asset.

(9) If Post fails to satisfy one of the REIT asset tests (other than certain de minimis failures), but nonetheless maintains its qualification as a REIT because other requirements are met, Post will be subject to a tax equal to the greater of $50,000 or the amount determined by multiplying the net income generated by the non-qualifying assets during the period of time that Post held the assets as non-qualifying assets by the highest rate of tax applicable to corporations.

(10) If Post fails to satisfy certain of the REIT qualification requirements under the Code (other than the gross income and asset tests), and the failure is due to reasonable cause and not willful neglect, Post may be required to pay a penalty of $50,000 for each such failure.

(11) If Post fails to comply with the requirements to send annual letters to certain shareholders requesting information regarding the actual ownership of Post’s outstanding stock and the failure was not due to reasonable cause or was due to willful neglect, Post will be subject to a $25,000 penalty or, if the failure is intentional, a $50,000 penalty.

In addition, notwithstanding Post’s status as a REIT, Post also may have to pay certain state and local income taxes, because not all state and local jurisdictions treat REITs the same as they are treated for federal income tax purposes. Moreover, each of Post’s taxable REIT subsidiaries (as further described below) is subject to federal, state and local corporate income taxes on its net income.

Requirements for Qualification. The Code defines a REIT as a corporation, trust or association:

(1) that is managed by one or more trustees or directors;

(2) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

(3) that would be taxable as a domestic corporation, but for the REIT rules set forth in Sections 856 through 859 of the Code;

(4) that is neither a financial institution nor an insurance company subject to certain provisions of the Code;

(5) the beneficial ownership of which is held by 100 or more persons;

(6) not more than 50% in value of the outstanding shares of which is owned, actually or constructively, by or for five or fewer individuals (as defined in the Code to include certain entities);

(7) that makes an election to be a REIT (or has made such election for a previous taxable year which has not been revoked or terminated) and satisfies all relevant filing and other administrative requirements that must be met in order to elect and maintain REIT status;

(8) that uses a calendar year for federal income tax purposes;

(9) that does not have at the end of any taxable year any undistributed earnings and profits that were accumulated in any taxable year to which the provisions of Sections 856 through 859 did not apply; and

(10) that meets certain other tests, described below, regarding the nature of its income and assets and the amount of its distributions to shareholders.

The Code provides that conditions (1), (2), (3) and (4) above must be met during the entire taxable year, that condition (5) above must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year, and that condition (6) must be met during the last half of each taxable year. For purposes of determining stock ownership under condition (6) above, a supplemental unemployment compensation benefits plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes generally is treated as an individual. A pension trust that is qualified under Section 401(a) of the Code, however, generally is not considered an individual, and beneficiaries of such trust are treated as holding shares of a REIT in proportion to their actuarial interests in such trust for purposes of condition (6) above. Finally, Post will be treated as having met condition (6) above if Post complies with certain Treasury Regulations for ascertaining the ownership of its outstanding stock and if Post did not know (or after the exercise of reasonable diligence would not have known) that its stock was sufficiently closely held during such year to cause Post to fail condition (6).

We believe that Post has been organized, has operated and has issued sufficient shares of beneficial ownership with sufficient diversity of ownership to allow Post to satisfy each of the above conditions. In addition, Post’s organizational documents contain restrictions regarding the transfer and ownership of stock that are intended to assist Post in continuing to satisfy conditions (5) and (6) above but without causing Post to violate the freely transferable shares requirement described in condition (2) above. See “Description of Common Stock — Restrictions on Ownership” for additional information.

Qualified REIT Subsidiaries. Certain of Post’s corporate subsidiaries constitute qualified REIT subsidiaries. A corporation constitutes a qualified REIT subsidiary if a REIT owns 100% of its stock and the subsidiary has not elected to be treated as a taxable REIT subsidiary. A qualified REIT subsidiary is not treated as a separate corporation, and all of its assets, liabilities and items of income, gain, loss, deduction and credit will be treated as the REIT’s assets, liabilities and such items (as the case may be) for all purposes of the Code, including the REIT qualification tests. For this reason, references in this discussion to Post’s income and assets should be understood to include the income and assets of any qualified REIT subsidiary that Post owns. A qualified REIT subsidiary will not be subject to federal income tax, although it may be subject to state and local taxation in some jurisdictions. Post’s ownership of the stock of a qualified REIT subsidiary will not violate the asset test restrictions against ownership of any one issuer which constitute more than 10% of the voting power or value of such issuer’s securities or more than five percent of the value of Post’s total assets, as described below in “— Asset Tests.”

Taxable REIT Subsidiaries. A taxable REIT subsidiary is a corporation (other than a REIT) in which a REIT directly or indirectly holds stock and which has made a joint election with the REIT to be treated as a taxable REIT subsidiary under the Code. A taxable REIT subsidiary also includes any corporation (other than a REIT) in which a taxable REIT subsidiary owns, directly or indirectly, securities (other than certain “straight debt” securities) representing more than 35% of the total voting power or value of the outstanding securities of such corporation. Other than some activities relating to lodging and health care facilities, a taxable REIT subsidiary generally may engage in any business activity, including the provision of services to a REIT’s tenants and the sale of property held for sale to customers in the ordinary course of business (such as condominiums or other for-sale housing), without causing the REIT to receive impermissible tenant service income under the REIT gross income tests and without subjecting the REIT to the 100% penalty tax on prohibited transactions. A taxable REIT subsidiary, however, is required to pay regular federal income tax and state and local tax, where applicable, as a regular C corporation. To ensure that a taxable REIT subsidiary will be subject to an appropriate level of federal income taxation, certain excise taxes may apply to a REIT’s dealings with its taxable REIT subsidiaries, as described below in “— Excise Taxes Relating to Taxable REIT Subsidiaries.” In addition, a taxable REIT subsidiary may be prevented from deducting interest on debt funded directly or indirectly by the REIT if certain tests regarding the taxable REIT subsidiary’s debt to equity ratio and interest expense are not satisfied.

Ownership of Partnership Interests by a REIT. A REIT that owns an equity interest in an entity treated as a partnership for federal income tax purposes is deemed to own its share (based upon its proportionate share of the capital of the partnership) of the assets of the partnership and is deemed to earn its proportionate share of the partnership’s gross income. The assets and gross income of the partnership retain the same character in the hands of the REIT for purposes of the gross income and asset tests applicable to REITs as described below. Post owns all of its assets through its investment in Post Apartment Homes, which we believe is treated as a partnership for federal income tax purposes. Thus, Post’s proportionate share of the assets and items of income of Post Apartment Homes, including its share of assets and items of income of any subsidiaries of Post Apartment Homes that are treated as partnerships for federal income tax purposes, are treated as assets and items of income of Post for purposes of applying the REIT asset and gross income tests.

We believe that Post Apartment Homes and each of the partnerships and limited liability companies in which it owns an equity interest will be treated as partnerships or disregarded for federal income tax purposes and will not be taxable as corporations. If any of these entities were treated as a corporation, it would be subject to an entity level tax on its income, and Post could fail to meet the REIT gross income and asset tests that are described below.

Gross Income Tests. To qualify as a REIT, Post must satisfy two gross income tests annually. First, in each taxable year, Post must derive at least 75% of its gross income, excluding any gross income from prohibited transactions, from investments relating to real property or mortgages on real property or from some types of temporary investments. Income from investments relating to real property or mortgages on real property includes “rents from real property,” gains on the disposition of real estate, dividends paid by another REIT and interest on obligations secured by mortgages on real property or on interests in real property. Second, in each taxable year, Post must derive at least 95% of its gross income, excluding gross income from prohibited transactions, from any combination of income qualifying under the 75% gross income test and dividends, interest, and gain from the sale or disposition of stock or securities.

For taxable years beginning on or after January 1, 2005, any transaction entered into to hedge indebtedness incurred or to be incurred to acquire or carry real estate assets must constitute a properly identified “hedging transaction” (in accordance with Section 1221 of the Code and the Treasury Regulations thereunder) to avoid giving rise to non-qualifying gross income, and any income or gain derived from such a properly-identified hedging transaction will be excluded from gross income for purposes of the 95% gross income test. For hedging transactions entered into after July 30, 2008, such income is also excluded for purposes of the 75% gross income test.

Rents from tenants will qualify as “rents from real property” under the gross income tests described above only if several conditions are met:

(1) The amount of rent must not be based on whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “rents from real property” solely by reason of being based on a fixed percentage or percentages of gross receipts or sales.

(2) Post, or an actual or constructive owner of 10% or more of Post’s outstanding stock, must not actually or constructively own a 10% or greater interest in the assets or net profits of the tenant, or, if the tenant is a corporation, 10% or more of the voting power or value of all classes of stock of the tenant. Rents received from a taxable REIT subsidiary, however, will not be excluded from the definition of “rents from real property” as a result of this condition if at least 90% of the space at the property to which the rents relate is leased to unrelated third parties, and the rents paid by the taxable REIT subsidiary are substantially comparable to rents paid by the REIT’s other tenants for comparable space.

(3) If rent attributable to personal property that is leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of the rent that is attributable to personal property will not qualify as “rents from real property.”

(4) In addition, the term “rents from real property” does not include any amounts treated as “impermissible tenant service income.” Generally, if we provide an “impermissible service” to the tenants of a property (that is, a service that is primarily for the convenience of the tenant and that is not “usually and customarily rendered” in connection with the rental of space for occupancy only), Post will be deemed to derive impermissible tenant service income from that property, unless the impermissible service is provided through an independent contractor from whom Post derives no income and that meets certain other requirements or unless such impermissible service is provided through a taxable REIT subsidiary of Post’s. The amount of impermissible tenant service income attributable to a particular impermissible service is deemed to be at least 150% of the direct cost of providing the service. If, in any taxable year, the aggregate amount of impermissible tenant service income derived at a particular property exceeds 1% of the total amounts received or accrued from that property, then all of the income from that property will be treated as impermissible tenant service income and will fail to qualify as rents from real property. If the total amount of impermissible tenant service income from a property does not exceed 1% of the total amounts received or accrued from the property, the impermissible services will not taint the other income from the property (that is, will not cause all of the rent paid by tenants of that property to fail to qualify as rents from real property), but the impermissible tenant service income will not qualify as rents from real property.

In light of these requirements, we do not intend to take any of the actions listed below, unless we determine that the resulting non-qualifying income, taken together with all other non-qualifying income we earn in the taxable year, will not jeopardize Post’s status as a REIT:

•

charge rent for any property that is based in whole or in part on the income or profits of any person (unless based on a fixed percentage or percentages of receipts or sales, as permitted and described above);

•

rent any property to a related party tenant, including a taxable REIT subsidiary, unless the rent from the lease to the taxable REIT subsidiary would qualify for the special exception from the related party tenant rule applicable to certain leases with a taxable REIT subsidiary;

•

derive rental income attributable to personal property other than personal property leased in connection with a lease of real property, the amount of which is less than 15% of the total rent received under the lease; or

•	perform impermissible services for tenants, other than through a qualifying independent contractor or through a taxable REIT subsidiary.

Post Apartment Homes receives fees in consideration of the performance of certain management and other services with respect to properties that are not wholly owned, directly or indirectly, by Post Apartment Homes. A portion of the gross income derived from such activities (corresponding to that portion of any such property owned by a third party) generally will not qualify under the 75% or 95% gross income tests.

Post’s share of any dividends received from its taxable REIT subsidiaries (and from other non-REIT corporations in which Post owns an interest) will qualify for purposes of the 95% gross income test but not for purposes of the 75% gross income test. We do not anticipate that Post will receive sufficient dividends to cause it to exceed the limit on non-qualifying income under the 75% gross income test. Dividends from other qualifying REITs will qualify for purposes of both the 95% gross income test and the 75% gross income test.

If Post fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, Post nevertheless may qualify as a REIT for that year if it is entitled to relief under certain provisions of the Code. These relief provisions generally will be available if Post’s failure to meet the tests is due to reasonable cause and not due to willful neglect and, following Post’s discovery of the failure, Post files a schedule with the IRS describing each item of its gross income for the taxable year. It is not possible to state whether in all circumstances Post would be entitled to the benefit of these relief provisions. As discussed above in “— Qualification and Taxation of Post as a REIT,” even if these relief provisions apply, a tax would be imposed on Post based on the amount of non-qualifying income.

Prohibited Transactions. Any gain that Post recognizes from the sale of property held as inventory or otherwise held primarily for sale to customers in the ordinary course of business, including Post’s share of any such gain recognized by Post Apartment Homes and any of its subsidiary partnerships and disregarded entities for federal income tax purposes, will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of business is a question of fact that depends on all of the facts and circumstances surrounding the particular transaction. However, under a statutory safe harbor, Post will not be subject to the 100% tax with respect to a sale of property if (i) the property has been held for at least four years for the production of rental income prior to the sale (shortened to two years for sales after July 30, 2008), (ii) capitalized expenditures on the property in the four years preceding the sale (shortened to two years for sales after July 30, 2008) are less than 30% of the net selling price of the property, and (iii) Post either (a) has seven or fewer sales of property (excluding certain property obtained through foreclosure and other than certain involuntary conversions) in the year or sale or (b) (x) the aggregate tax basis of property sold during the year of sale is 10% or less of the aggregate tax basis of all of Post’s assets as of the beginning of the taxable year or, for sales occurring after July 30, 2008, the aggregate fair market value of property sold during the year is less than 10% of the aggregate fair market value of all of Post’s property at the beginning of the year, in each case excluding foreclosure sales and involuntary conversions, and (y) substantially all of the marketing and development expenditures with respect to the property sold are made through an independent contractor from whom Post derives no income. The sale of more than one property to a buyer as part of one transaction constitutes one sale for purposes of this safe harbor. Not all sales of property by Post Apartment Homes and its affiliates qualify for the safe harbor. Nevertheless, Post Apartment Homes intends to own its apartment communities for investment with a view to long-term appreciation, to engage in the business of acquiring, developing and owning apartment communities and making occasional sales of apartment communities as are consistent with its investment objectives. However, the IRS may successfully contend that some of the sales made by Post Apartment Homes and its affiliates are prohibited transactions. In that case, Post would be required to pay the 100% penalty tax on its allocable share of the gains resulting from any such sales. Because of the prohibited transactions tax, we intend that sales of property to customers in the ordinary course of business (such as condominiums or other for-sale housing) will be made by one or more of Post’s taxable REIT subsidiaries, which will be subject to corporate-level tax on their profits but will not be subject to the 100% penalty tax on prohibited transactions.

Excise Taxes Relating to Taxable REIT Subsidiaries. Any redetermined rents, redetermined deductions or excess interest relating to Post’s taxable REIT subsidiaries will be subject to a 100% penalty tax. In general, redetermined rents are rents from real property that are considered to be overstated because such amounts include the value of certain of services furnished by one of Post’s taxable REIT subsidiaries to any of the tenants of Post Apartment Homes and its affiliates, and redetermined deductions and excess interest represent amounts that are deducted by a taxable REIT subsidiary for payments to related parties that exceed the amounts that would have been deducted based on arm’s length negotiations. Rents will not constitute redetermined rents if they qualify for the safe harbor provisions contained in the Code. Safe harbor provisions are provided where:

•	amounts are excluded from the definition of impermissible tenant service income because of the 1% de minimis exception;

•

a taxable REIT subsidiary renders a significant amount of similar services to persons other than the REIT’s tenants (and other than the REIT), which persons are not related to the REIT, the REIT’s tenants or the taxable REIT subsidiary, and the charges for such services are substantially comparable;

•

rents paid to the REIT by tenants (leasing at least 25% of the net leasable space in the REIT’s property) who are not receiving the services in question from the taxable REIT subsidiary are substantially comparable to the rents paid by tenants leasing comparable space who are receiving services from the taxable REIT subsidiary and the charge for the services is separately stated; or

•	the taxable REIT subsidiary’s gross income from the service is not less than 150% of the taxable REIT subsidiary’s direct cost of furnishing the service.

Although we anticipate that any fees paid to a taxable REIT subsidiary for tenant services will reflect arm’s length rates, a taxable REIT subsidiary may under certain circumstances provide tenant services which do not satisfy any of the safe harbor provisions described above. Determinations under these excise tax provisions are inherently factual, and the IRS has broad discretion to assert that amounts paid between related parties should be reallocated to clearly reflect their respective incomes. If the IRS successfully makes such an assertion, Post would be required to pay a 100% penalty tax on the redetermined rent, redetermined deductions, or excess interest, as applicable.

Asset Tests. At the close of each quarter of Post’s taxable year, Post must satisfy several tests relating to the nature of its assets:

(1) At least 75% of the value of Post’s total assets must be represented by real estate assets, cash and cash items (including certain receivables), and certain types of government securities. For purposes of this test, real estate assets include Post’s allocable share of real estate assets held by entities that are treated as partnerships or that are disregarded for federal income tax purposes, stock of other qualifying REITs, mortgages on real property, and stock or debt instruments that are purchased with the proceeds of an offering shares of Post’s stock or a public offering of Post’s debt with a term of at least five years, but only for the one-year period beginning on the date Post receives such proceeds.

(2) Not more than 25% of Post’s total assets may be represented by securities, other than those securities includable in the 75% asset class described above (for example, securities that qualify as real estate assets and government securities);

(3) Except for equity investments in other qualifying REITs, equity interests in entities treated as partnerships or disregarded entities for federal income tax purposes, debt or equity investments in qualified REIT subsidiaries and taxable REIT subsidiaries, and other securities that qualify as “real estate assets” for purposes of the 75% asset test described above:

•	the value of any one issuer’s securities owned by Post may not exceed 5% of the value of Post’s total assets;

•	Post may not own more than 10% of the total voting power of any one issuer’s outstanding securities; and

•	Post may not own more than 10% of the total value of any one issuer’s outstanding securities (the “10% value limitation”).

(4) Not more than 20% of the value of Post’s total assets may consist of securities of one or more taxable REIT subsidiaries, with a 25% limit applying to taxable years beginning on or after January 1, 2009.

Securities for purposes of the asset tests may include debt securities. However, the Code specifically provides that the following types of debt will not be taken into account for purposes of the 10% value limitation: (1) securities that meet the “straight debt” safe harbor discussed below; (2) loans to individuals or estates; (3) obligations to pay rents from real property; (4) rental agreements described in Section 467 of the Code (other than with a related party tenant); (5) any security issued by another REIT; (6) securities meeting certain requirements issued by a state, a foreign government, a political subdivision of any of the foregoing, the District of Columbia or the Commonwealth of Puerto Rico; and (7) any other arrangement as determined by the IRS. In addition, for purposes of the 10% value limitation only, to the extent Post holds debt securities that are not described in the preceding sentence, (a) debt issued by partnerships that derive at least 75% of their gross income (excluding gross income from prohibited transactions) from sources that constitute qualifying income for purposes of the 75% gross income test, and (b) debt that is issued by any partnership, to the extent of Post’s interest as a partner in the partnership, are not considered securities.

Debt will meet the “straight debt” safe harbor if (1) neither Post, nor any of Post’s controlled taxable REIT subsidiaries (that is, taxable REIT subsidiaries more than 50% of the vote or value of the outstanding stock of which is directly or indirectly owned by Post), own any securities not described in the preceding paragraph that have an aggregate value greater than one percent of the issuer’s outstanding securities, as calculated under the Code; (2) the debt is a written unconditional promise to pay on demand or on a specified date a sum certain in money; (3) the debt is not convertible, directly or indirectly, into equity, and (4) the interest rate and the interest payment dates are not contingent on profits, the borrower’s discretion or similar factors. However, contingencies regarding time of payment of principal and interest are permissible for purposes of qualifying as straight debt if either (1) such contingency does not have the effect of changing the effective yield to maturity, as determined under the Code, other than a change in the annual yield to maturity that does not exceed the greater of (i) 5% of the annual yield to maturity or (ii) 0.25%, or (2) neither the aggregate issue price nor the aggregate face amount of the issuer’s debt instruments held by the REIT exceeds $1,000,000 and not more than twelve months of unaccrued interest can be required to be prepaid thereunder. In addition, debt will not be disqualified from being treated as “straight debt” solely because the time or amount of payment is subject to a contingency upon a default or the exercise of a prepayment right by the issuer of the debt, provided that such contingency is consistent with customary commercial practice.

Post Apartment Homes indirectly owns 35% of the outstanding common stock of 1499 Massachusetts Avenue, Inc., referred to in this prospectus as 1499 Inc., which has elected to be taxed as a REIT for federal income tax purposes. We believe that 1499 Inc. has been organized and has operated in a manner to qualify for taxation as a REIT for federal income tax purposes at all times during its legal existence and will continue to be organized and operated in this manner. If 1499 Inc. were to fail to qualify as a REIT, however, Post’s investment in 1499 Inc. would cease to be a qualifying real estate asset for purposes of the 75% asset test and would become subject to the 5% asset test, the 10% voting stock limitation, and the 10% value limitation generally applicable to Post’s ownership of corporate stock (other than REITs, qualified REIT subsidiaries, and taxable REIT subsidiaries). If 1499 Inc. were to fail to qualify as a REIT, Post would not meet the 10% voting securities limitation and the 10% value limitation with respect to Post’s interest in 1499 Inc. and, accordingly, Post also would fail to qualify as a REIT unless certain relief provisions were applicable.

We believe that Post’s share of the aggregate value of the debt and equity securities issued by Post’s taxable REIT subsidiaries does not exceed 20%, and in the future will not exceed 25% of the aggregate value of Post’s gross assets. In addition, with respect to each issuer in which Post currently owns an interest that does not qualify as a REIT, a qualified REIT subsidiary or a taxable REIT subsidiary, we believe that Post’s allocable share of the value of the securities, including debt, of any such issuer does not exceed 5% of the total value of Post’s assets and that it complies with the 10% voting securities limitation and 10% value limitation with respect to each such issuer. No independent appraisals have been obtained to support any of these conclusions, however, and we cannot provide any assurance that the IRS will not disagree with our determinations. Although we plan to take steps to ensure that Post continues to satisfy all of the applicable REIT asset tests, there can be no assurance that such steps will always be successful or will not require a reduction in Post Apartment Homes’ overall interest in the taxable REIT subsidiaries, 1499 Inc. or its other investments.

The asset tests described above must be satisfied not only on the last day of each calendar quarter in which Post, directly or through pass-through entities, acquires securities in the applicable issuer, but also on the last day of the calendar quarter in which Post increases its ownership of securities of such issuer, including as a result of increasing its interest in pass-through entities. After initially meeting the asset tests at the close of any quarter, Post will not be disqualified as a REIT for failure to satisfy the asset tests solely by reason of changes in the relative values of its assets. If failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, Post can cure this failure by disposing of sufficient non-qualifying assets within 30 days after the close of that quarter. We intend to maintain adequate records of the value of Post’s assets to ensure compliance with the asset tests and to take any available action with 30 days after the close of any quarter as may be required to ensure compliance with the asset tests. Although we plan to take steps to ensure that Post satisfies such tests for any quarter with respect to which testing will occur, there can be no assurance that such steps will always be successful. If we fail to cure any noncompliance with the asset tests in a timely manner, Post would cease to qualify as a REIT, unless certain relief provisions described below were to apply.

Under certain circumstances, the failure to satisfy the asset tests can be remedied even after the 30-day cure period. If the total value of the assets that caused a failure of the 5% asset test, the 10% voting securities limitation or the 10% value limitation does not exceed the lesser of 1% of Post’s assets at the end of the relevant quarter or $10,000,000, Post can cure such a failure (for example, by disposing of sufficient assets to cure such a violation) within six months following the last day of the quarter in which Post first identified the failure of the asset test. For a violation of any of the asset tests attributable to the ownership of assets the total value of which exceeds the amount described in the preceding sentence, Post can avoid disqualification as a REIT if the violation is due to reasonable cause and not willful neglect and Post cures such violation (for example, by disposing of assets) within the six-month period described in the preceding sentence, pays a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the non-qualifying assets during the period of time that the assets were held as non-qualifying assets, and files in accordance with applicable Treasury Regulations a schedule with the IRS that describes the assets. It is not possible to state with certainty under what circumstances Post would be entitled to the benefit of these relief provisions.

Distribution Requirements. To qualify as a REIT, Post is required to distribute dividends (other than capital gain dividends) to shareholders each taxable year in an aggregate amount at least equal to (1) the sum of (A) 90% of Post’s “REIT taxable income” (computed without regard to the dividends paid deduction and net capital gain) and (B) 90% of the net income (after tax), if any, from foreclosure property, minus (2) the excess of the sum of certain items of non-cash income over 5% of Post’s REIT taxable income (computed without regard to the dividends paid deduction and net capital gain). Post must pay these distributions in the taxable year to which they relate, or in the following taxable year if they are declared during the last three months of the taxable year, payable to shareholders of record on a specified date during such period and paid during January of the following year. Such distributions are treated as paid by Post and received by its shareholders on December 31 of the year in which they are declared. In addition, at Post’s election, a distribution for a taxable year may be declared before Post timely files its federal income tax return for such year and paid on or before the first regular dividend payment date after such declaration, provided such payment is made during the twelve-month period following the close of such year. In addition to the foregoing requirements, the distributions to Post’s shareholders must not be preferential — that is, every shareholder of the class of shares with respect to which a distribution is made must be treated the same as every other shareholder of that class, and no class of shares may be treated otherwise than in accordance with its distribution rights as a class.

Post will be subject to a 4% nondeductible excise tax to the extent it fails to distribute during each calendar year, or in the case of distributions with declaration and record dates falling in the last three months of the calendar year, by the end of January following such calendar year, at least the sum of:

•	85% of Post’s REIT ordinary income for the year,

•	95% of Post’s REIT capital gain net income for such year and

•	any undistributed taxable income from prior taxable years.

Any undistributed REIT taxable income and net capital gain on which corporate-level federal income tax is imposed for any year is treated as an amount distributed during that year for purposes of calculating this 4% excise tax. Excess distributions from the immediately preceding calendar year may be carried over.

Post has made and intends to continue to make timely distributions sufficient to satisfy these annual distribution requirements and to avoid the imposition of the 4% excise tax. In this regard, the partnership agreement of Post Apartment Homes authorizes Post’s qualified REIT subsidiary, as general partner, to take such steps as may be necessary to cause Post Apartment Homes to distribute to its partners an amount sufficient to permit Post to meet these distribution requirements. It is possible, however, that from time to time, Post may not have sufficient cash or other liquid assets to meet the distribution requirements due to timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of such income and deduction of such expenses in arriving at Post’s taxable income or if the amount of nondeductible expenses (such as principal amortization or capital expenses) exceeds the amount of noncash deductions (such as depreciation). In the event that such timing differences occur, Post may cause Post Apartment Homes to arrange for short-term, or possibly long-term, borrowing to permit the payment of required dividends. If the amount of nondeductible expenses exceeds noncash deductions, Post Apartment Homes may refinance its indebtedness to reduce principal payments and borrow funds for capital expenditures.

In Revenue Procedure 2009-15, the IRS announced that, where shareholders of a REIT are provided an election to receive a dividend distribution in the form of either cash or publicly traded stock of the REIT, the IRS will treat the distribution of the REIT shares as a distribution of the cash which could have been received by the shareholders instead, provided that the distribution is declared with respect to a taxable year ending on or before December 31, 2009, and certain other requirements are satisfied. In particular, each shareholder must be given the right to elect to receive its entire entitlement under the dividend declaration in either cash or REIT shares of equivalent value, with the number of REIT shares being determined based on a formula using market prices as close as practicable to the dividend payment date. The REIT is permitted to impose a limitation on the amount of cash to be distributed in the aggregate to all shareholders, provided that (1) the cash limitation is not less than 10% of the aggregate declared distribution and (2) if too many shareholders elect to receive cash, each shareholder electing to receive cash will receive a pro rata amount of cash corresponding to the shareholder’s respective entitlement under the declaration, but in no event will any shareholder electing to receive cash receive less than 10% of the shareholder’s entire entitlement under the declaration in cash. Taking advantage of the Revenue Procedure would allow a REIT to conserve cash (by issuing REIT shares of equivalent value instead) while still satisfying the annual distribution requirements for REITs. In general, for federal income tax purposes, shareholders receiving REIT shares in such circumstances would be treated as receiving a distribution equal to the amount of cash that could have been received instead of the REIT shares.

Under certain circumstances, Post may be able to rectify a failure to meet the distribution requirements for a year by paying “deficiency dividends” to shareholders in a later year, which may be included in Post’s deduction for dividends paid for the earlier year. Although Post may be able to avoid being taxed on amounts distributed as deficiency dividends, Post will be required to pay to the IRS interest based upon the amount of any deduction taken for deficiency dividends.

Post may elect to retain rather than distribute all or a portion of its net capital gain and pay corporate-level tax thereon. In that case, Post may elect to have its shareholders include their proportionate share of the undistributed net capital gain in income as long-term capital gain and receive a credit for their share of the tax paid by Post. For purposes of the 4% excise tax described above, any retained amounts would be treated as having been distributed.

Recordkeeping Requirements. Pursuant to applicable regulations, Post must maintain certain records and request on an annual basis certain information from some of Post’s shareholders designed to disclose the actual ownership of Post’s outstanding stock. Post intends to comply with these requirements.

Failure to Qualify

If Post fails to comply with one or more of the conditions required for qualification as a REIT (other than the gross income and asset tests to which specific relief provisions described previously may apply), Post can avoid termination of REIT status by paying a penalty of $50,000 for each such failure, provided that Post’s noncompliance was due to reasonable cause and not willful neglect. If Post fails to qualify as a REIT in any taxable year and the statutory relief provisions do not apply, Post will be subject to tax, including any applicable alternative minimum tax, at regular corporate rates. Distributions to shareholders in any year in which Post fails to qualify would not be deductible by Post, and Post would not be required to distribute any amounts to shareholders. As a result, Post’s failure to qualify as a REIT would significantly reduce the cash available for distribution to shareholders. In addition, if Post fails to qualify as a REIT, all distributions to shareholders will be taxable as dividends to the extent of Post’s current and accumulated earnings and profits, whether or not attributable to capital gains earned by Post. Non-corporate shareholders (under current law through 2010) would be taxed on these dividends at capital gains rates (subject to certain limitations), and corporate shareholders may be eligible for the dividends-received deduction with respect to such dividends. Unless entitled to relief under specific statutory provisions, Post also would be disqualified from taxation as a REIT for the four taxable years following the year during which Post lost its REIT qualification. There can be no assurance that Post would be entitled to any statutory relief.

Other Tax Considerations

Tax Status of Post Apartment Homes and Other Pass-Through Entities. All of Post’s investments have been made through Post Apartment Homes, which in turn holds an interest in a number of subsidiary partnerships and limited liability companies. We believe that Post Apartment Homes and the subsidiary partnerships and limited liability companies (other than any subsidiary partnerships or limited liability companies that are 100% beneficially owned by Post Apartment Homes and disregarded for federal income tax purposes) qualify as partnerships for federal income tax purposes and not as associations taxable as corporations or as publicly traded partnerships taxable as corporations.

A publicly traded partnership is a partnership the interests of which are traded on an established securities market or are readily tradable on a secondary market or the substantial equivalent of a secondary market. Under a “private placement” safe harbor, which became applicable to Post Apartment Homes on January 1, 2006, a partnership will not be treated as a publicly traded partnership if (1) all interests in the partnership were issued in transactions that were not required to be registered under the Securities Act and (2) the partnership does not have more than 100 partners at any time during the partnership’s taxable year. For purposes of the 100-partner limitation, a person (beneficial owner) owning an interest in a partnership, grantor trust or S corporation (flow-through entity) that owns, directly or through other flow-through entities, an interest in the partnership is counted as a partner in the partnership only if (i) substantially all of the value of the beneficial owner’s interest in the flow-through entity is attributable to the flow-through entity’s direct or indirect interest in the partnership and (ii) a principal purpose of the use of the tiered arrangement is to permit the partnership to satisfy the 100-partner limitation. At all times since January 1, 2006, Post Apartment Homes has had fewer than 100 partners and believes that it satisfies the private placement safe harbor. Prior to January 1, 2006, Post Apartment Homes was subject to (and we believe it satisfied) a different “private placement” safe harbor which contained a 500-partner limitation and which looked through flow-through entities in counting the number of partners even in the absence of a tax-avoidance purpose.

Even if Post Apartment Homes were to be treated as a publicly traded partnership, we believe Post Apartment Homes would satisfy a special “passive income” exception provided in Section 7704(c) of the Code and therefore would not be treated as a corporation for federal income tax purposes and would not be subject to federal income tax at the corporate level. However, if Post Apartment Homes were classified as a publicly traded partnership, the limited partners of Post Apartment Homes would be subject to special passive loss limitation rules in Section 469(k) of the Code.

If Post Apartment Homes were treated as a taxable corporation, Post would fail the 75% asset test. Further, if any subsidiary partnerships or limited liability companies of Post Apartment Homes were treated as taxable corporations, then Post would cease to qualify as a REIT if Post’s indirect ownership interest in any such entity were to exceed 10% of the voting securities of such entity, or 10% of the value of the outstanding securities of such entity, or 5% of the total value of Post’s assets. Furthermore, in such a situation, Post’s proportionate share of distributions from the subsidiary entity would be treated as dividends which are not qualifying income under the 75% gross income test described above and which could therefore make it more difficult for Post to meet such test. Finally, Post would not be able to deduct its share of losses generated by any of the subsidiary partnerships in computing its taxable income.

Taxation of 1499 Inc. As noted above, Post Apartment Homes indirectly owns 35% of the common stock of 1499 Inc., which has elected to be treated as a REIT under the Code. Through a disregarded entity, 1499 Inc. owns a 15-story apartment building located in Washington, D.C. As a REIT, 1499 Inc. is subject to all of the REIT qualification requirements that are summarized above. We believe that 1499 Inc. has been organized and has operated in such a manner as to qualify for taxation as a REIT, and we intend to cause 1499 Inc. to continue to operate in such a manner. No assurance can be given, however, that 1499 Inc. will operate in a manner so as to qualify or remain qualified as a REIT. If 1499 Inc. were to fail to qualify as a REIT, 1499 Inc. would be subject to corporate-level tax on its net income.

So long as 1499 Inc. continues to qualify for taxation as a REIT, Post’s allocable share of any dividends distributed by 1499 Inc., as well as any gain recognized from the sale or other disposition of the stock of 1499 Inc., will constitute qualifying gross income to Post under both the 75% and the 95% gross income tests, and the stock of 1499 Inc. will be treated as a qualifying real estate asset under the 75% asset test. If, however, 1499 Inc. were to fail to qualify as a REIT for any reason, the stock of 1499 Inc. would no longer be treated as a qualifying real estate asset. In that event, Post would cease to qualify as a REIT (unless certain relief provisions were to apply) because Post’s indirect ownership of the stock of 1499 Inc. would represent more than 10% of the voting power and more than 10% of the value of the outstanding securities of 1499 Inc.

Taxation of Taxable REIT Subsidiaries. Post’s taxable REIT subsidiaries are required to file a corporate federal income tax returns, and their net taxable income is subject to federal income tax at regular corporate tax rates. To the extent Post’s taxable REIT subsidiaries are required to pay federal, state and local income taxes, the cash available for distribution to Post’s shareholders will be correspondingly reduced.

State and Local Taxes. Post, as well as Post Apartment Homes and its subsidiaries, may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they transact business or own property. The state and local tax treatment of these entities may not conform to the federal income tax consequences discussed above. Consequently, prospective shareholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the securities of Post and Post Apartment Homes.

Taxation of Taxable U.S. Shareholders

For purposes of the discussion that follows, the term “U.S. shareholder” means a beneficial owner of shares of Post’s common stock who or that is, for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•

a corporation or other entity treated as a corporation for U.S. federal income tax purposes that was created or organized in or under the laws of the United States, any State or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•

a trust if (1) a court within the United States is able to exercise primary supervision of its administration and (2) one or more United States persons have the authority to control all of its substantial decisions. Notwithstanding the foregoing, certain trusts in existence on August 20, 1996, and treated as United States persons prior to that date that elect to continue to be treated as United States person shall also be considered U.S. shareholders.

If an entity treated as a partnership for federal income tax purposes holds shares of Post’s common stock, the tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership holding shares of Post’s common stock, you should consult your tax advisor regarding the tax consequences of the ownership and disposition of Post’s common stock.

Distributions by Post — General. As long as Post qualifies as a REIT, distributions out of Post’s current or accumulated earnings and profits that are not designated as capital gain dividends or “qualified dividend income” will be taxable to taxable U.S. shareholders as ordinary income and will not be eligible for the dividends-received deduction in the case of corporate U.S. shareholders. For purposes of determining whether distributions are out of Post’s current or accumulated earnings and profits, Post’s earnings and profits will be allocated first to Post’s outstanding preferred stock to the extent of its distribution preference and then to Post’s outstanding common stock.

Distributions that exceed Post’s current and accumulated earnings and profits will be treated as a tax-free return of capital to each U.S. shareholder, which will reduce the adjusted tax basis of each U.S. shareholder’s shares by the amount of the distribution, but not below zero. Distributions in excess of a U.S. shareholder’s adjusted tax basis in its shares will be taxable as capital gains, provided that the shares are held as a capital asset, and will be long-term capital gain if the shares have been held for more than one year.

Dividends Post declares in the last three months of the calendar year and payable to a shareholder of record on a specified date in any of these months will be treated as both paid by Post and received by the shareholder on December 31 of that year, provided Post actually pays the dividend on or before January 31 of the following calendar year.

Capital Gain Dividends. Post may elect to designate distributions of its net capital gain as capital gain dividends. Distributions that Post properly designates as capital gain dividends will be taxable to taxable U.S. shareholders as gain from the sale or exchange of a capital asset held for more than one year (to the extent they do not exceed Post’s actual net capital gain for the taxable year) without regard to the period for which the U.S. shareholder has held its shares. If Post designates any portion of a dividend as a capital gain dividend, a U.S. shareholder will receive an IRS Form 1099-DIV indicating the amount that will be taxable to the shareholder as capital gain. Corporate shareholders, however, may be required to treat up to 20% of some capital gain dividends as ordinary income.

Instead of paying capital gain dividends, Post may designate all or part of its net capital gain as undistributed capital gain. Post will be subject to tax at regular corporate rates on any undistributed capital gain. A U.S. shareholder will include in income as long-term capital gain its proportionate share of such undistributed capital gain and will be deemed to have paid its proportionate share of the tax paid by Post on such undistributed capital gain and receive a credit or refund to the extent that the tax paid by Post exceeds the U.S. shareholder’s tax liability on the undistributed capital gain. A U.S. shareholder will increase the basis in its shares by the difference between the amount of capital gain included in income and the amount of tax it is deemed to have paid. A corporate U.S. shareholder will be required to adjust its earnings and profits for the retained capital gain, and Post’s earnings and profits also will be adjusted appropriately.

Post will classify portions of any designated capital gain dividend or undistributed capital gain as either:

(1) a 15% rate gain distribution, which would be taxable to non-corporate U.S. shareholders at a maximum rate of 15%; or

(2) an “unrecaptured Section 1250 gain” distribution, which would be taxable to non-corporate U.S. shareholders at a maximum rate of 25%.

Recipients of capital gain dividends from Post that are taxed at corporate income tax rates will be taxed at the normal corporate income tax rates on those dividends.

Qualified Dividend Income. With respect to U.S. shareholders who are taxed at the rates applicable to individuals, Post may elect to designate a portion of the distributions paid to shareholders as “qualified dividend income.” A portion of a distribution that is properly designated as qualified dividend income is taxable to non- corporate U.S. shareholders as long-term capital gain, provided that the shareholder meets certain holding period and other requirements. The maximum amount of distributions eligible to be designated as qualified dividend income for a taxable year is equal to the sum of:

(1) the qualified dividend income received by Post during such taxable year from regular C corporations (including Post’s taxable REIT subsidiaries);

(2) the excess of any undistributed REIT taxable income recognized during the immediately preceding year, plus any income recognized during the immediately preceding year attributable to the sale of a built-in gain asset that was acquired in a carryover basis transaction from a C corporation, over the aggregate amount of federal income tax paid by Post with respect to such undistributed REIT taxable income and with respect to such built-in gain; and

(3) the amount of any earnings and profits which were distributed by Post for the taxable year and which were accumulated in a taxable year to which the REIT provisions of the Code did not apply.

Generally, we expect that an insignificant portion, if any, of Post’s distributions will be treated as qualified dividend income in the hands of Post’s shareholders. If Post designates any portion of a dividend as qualified dividend income, a U.S. shareholder will receive an IRS Form 1099-DIV indicating the amount that will be taxable to the shareholder as qualified dividend income.

Sunset of Reduced Tax Rate Provisions. The applicable provisions of the federal income tax laws relating to the 15% rate of long-term capital gain taxation and the applicability of long-term capital gain rates for qualified dividend income are currently scheduled to “sunset,” or revert back to provisions of prior law, effective for taxable years beginning after December 31, 2010. Upon the sunset of the current provisions, all dividend income of REITs and non-REIT corporations would be taxable at ordinary income rates, and the maximum capital gain tax rate for gains other than “unrecaptured Section 1250 gains” would be increased from 15% to 20%. The impact of these sunset provisions is not otherwise discussed herein. Shareholders should consult their tax advisors regarding the effect of these sunset provisions, as well as other tax legislation, on an investment in Post’s common stock.

Other Tax Considerations. U.S. shareholders may not include in their individual income tax returns any of Post’s net operating losses or capital losses. Instead, such losses would be carried over by Post for potential offset against Post’s future income (subject to certain limitations). Taxable distributions from Post and gain from the disposition of Post’s shares will not be treated as passive activity income and, therefore, U.S. shareholders generally will not be able to apply any “passive activity losses” (such as losses from certain types of limited partnerships in which a shareholder is a limited partner) against such income. In addition, taxable distributions from Post generally will be treated as investment income for purposes of the investment interest limitations. Capital gains from the disposition of Post’s shares (or distributions treated as such), however, will be treated as investment income only if the U.S. shareholder so elects, in which case such capital gains will be taxable at ordinary income rates. Post will notify shareholders regarding the portions of the distributions made by Post each year that constitute ordinary income, return of capital, capital gain and qualified dividend income.

Sales of Shares. If a U.S. shareholder sells or otherwise disposes of its shares in a taxable transaction, it will recognize gain or loss for federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any property received on the sale or other disposition and the holder’s adjusted tax basis of the shares. This gain or loss will be capital gain or loss if the shares have been held by the U.S. shareholder as a capital asset. The applicable tax rate will depend on the U.S. shareholder’s holding period for the shares (generally, if an asset has been held for more than one year, capital gain or loss with respect to such asset will be long-term capital gain or loss) and the U.S. shareholder’s tax bracket. A U.S. shareholder who is an individual, an estate or trust and who has long-term capital gain will be subject to a maximum capital gain rate, which is currently 15%. The IRS has the authority to issue, but has not yet issued, regulations that would apply a capital gain tax rate of 25% to a portion of capital gain realized by a noncorporate shareholder on the sale of REIT shares that would correspond to the REIT’s “unrecaptured Section 1250 gain.” In general, any loss recognized by a U.S. shareholder upon the sale or other disposition of stock held for six months or less, after applying the holding period rules, will be treated by such U.S. shareholders as a long-term capital loss, to the extent of distributions received by the U.S. shareholder from Post that were required to be treated as long-term capital gains. Capital losses not offset by capital gains may be deducted against a non-corporate taxpayer’s ordinary income only up to a maximum annual amount of $3,000, with any unused capital losses being eligible to be carried forward. A corporate taxpayer may deduct capital losses only to the extent of its capital gains, with unused capital losses eligible to be carried back three years and forward five years. All or a portion of any loss realized upon a taxable disposition of Post’s shares may be disallowed if other shares of Post’s stock are purchased within 30 days before or after the disposition.

Taxation of Tax-Exempt Shareholders

Provided that a tax-exempt shareholder, except certain tax-exempt shareholders described below, has not held its shares as “debt financed property” within the meaning of the Code and the shares are not otherwise used in an unrelated trade or business, dividend income with respect to Post’s shares and gain from the sale of Post’s shares will not be unrelated business taxable income, or UBTI, to a tax-exempt shareholder. Generally, “debt financed property” is property the acquisition or holding of which was financed through borrowing by the tax-exempt shareholder.

For tax-exempt shareholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, or qualified group legal services plans exempt from federal income taxation under Section 501(c)(7), (c)(9), (c)(17) or (c)(20) of the Code, respectively, or single parent title-holding corporations exempt under Section 501(c)(2) and whose income is payable to any of the aforementioned tax-exempt organizations, income from an investment in Post’s common stock will constitute UBTI under certain circumstances. These prospective investors should consult with their tax advisors regarding the special UBTI rules applicable to them.

Notwithstanding the foregoing, a portion of the dividends paid by a “pension-held REIT” are treated as UBTI if received by any pension trust which is described in Section 401(a) of the Code, is tax-exempt under

Section 501(a) of the Code, and holds more than 10% by value of the interests in the REIT. A pension-held REIT includes any REIT if:

•

at least one of such trusts holds more than 25%, by value, of the interests in the REIT, or two or more of such trusts, each of which owns more than 10%, by value, of the interests in the REIT, hold in the aggregate more than 50%, by value, of the interests in the REIT; and

•

it would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Code provides that shares owned by such trusts shall be treated, for purposes of the “not closely held” requirement, as owned by the beneficiaries of the trust rather than by the trust itself.

The percentage of any REIT dividend from a pension-held REIT that is treated as UBTI is equal to the ratio of the UBTI earned by the REIT, treating the REIT as if it were a pension trust and therefore subject to tax on UBTI, to the total gross income of the REIT. An exception applies where the percentage is less than 5% for any year, in which case none of the dividends would be treated as UBTI. We believe that Post is not, and do not expect Post to become, a pension-held REIT, and accordingly, the tax treatment described above should not apply to Post’s tax-exempt shareholders. Because Post’s stock is publicly traded, however, we cannot guarantee that Post will not become a pension-held REIT in the future.

U.S. Federal Income Taxation of Non-U.S. Shareholders

The rules governing the U.S. federal income taxation of non-U.S. shareholders are complex, and no attempt is made herein to provide more than a brief summary of such rules. Accordingly, the discussion below does not address all aspects of U.S. federal income taxation, and does not address state, local or non-U.S. tax consequences, that may be relevant to a non-U.S. shareholder in light of its particular circumstances.

Distributions. As described below, distributions paid by Post with respect to its common stock will be treated for federal income tax purposes as:

•	ordinary income dividends;

•	long-term capital gain; or

•	return of capital distributions.

This discussion assumes that Post’s shares will continue to be regularly traded on an established securities market for purposes of certain of the provisions described below. If Post’s shares are no longer regularly traded on an established securities market, the tax considerations described below would differ.

Ordinary Income Dividends. A distribution that Post pays to a non-U.S. shareholder will be treated as an ordinary income dividend if the distribution is paid out of Post’s current or accumulated earnings and profits (as determined for federal income tax purposes) and:

•	the distribution is not attributable to Post’s net capital gain; or

•

the distribution is attributable to Post’s gain from the sale of a “U.S. real property interest” and the non-U.S. shareholder owned 5% or less of the value of Post’s common stock at all times during the one-year period ending on the date of the distribution.

Notwithstanding the foregoing, ordinary dividends that are effectively connected with a U.S. trade or business of the non-U.S. shareholder will be subject to tax on a net basis (that is, after allowance for deductions) at graduated rates in the same manner as U.S. shareholders (including any applicable alternative minimum tax). Generally, Post will withhold and remit to the IRS 30% of dividend distributions (including distributions that may later be determined to have been made in excess of current and accumulated earnings and profits) that could not be treated as capital gain with respect to the non-U.S. shareholder (and that are not subject to certain special withholding rules under Section 1445 of the Code described below) unless:

•	a lower treaty rate applies and the non-U.S. shareholder provides an IRS Form W-8BEN to Post evidencing eligibility for that reduced treaty rate; or

•	the non-U.S. shareholder provides an IRS Form W-8ECI to Post properly claiming that the distribution is income effectively connected with the non-U.S. shareholder’s U.S. trade or business.

Return of Capital Distributions. Distributions in excess of Post’s current and accumulated earnings and profits will not be taxable to a non-U.S. shareholder to the extent that such distributions do not exceed the adjusted basis of the non-U.S. shareholder’s shares but rather will reduce the adjusted basis of such shares. To the extent that distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a non-U.S. shareholder’s shares, such distributions will give rise to tax liability if the non-U.S. shareholder otherwise would be subject to tax on any gain from the sale or disposition of shares as described below.

Because it generally cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the entire amount of any distribution normally will be subject to withholding at the same rate as an ordinary income dividend. However, amounts so withheld are refundable to the non-U.S. shareholder to the extent it is determined subsequently that such distribution was, in fact, in excess of Post’s current and accumulated earnings and profits.

Post may be required to withhold at least 10% of any distribution in excess of its current and accumulated earnings and profits, to the extent that Post’s shares constitute U.S. real property interests under Section 897 of the Code, even if a lower treaty rate applies and the non-U.S. shareholder is not liable for U.S. tax on the receipt of that distribution. Consequently, although Post intends to withhold at a rate of 30% on the entire amount of any distribution to a non-U.S. shareholder, to the extent that Post does not do so, any portion of a distribution not subject to 30% withholding may be subject to 10% withholding under certain circumstances. However, the non-U.S. shareholder may seek a refund of these amounts from the IRS if the non-U.S. shareholder’s U.S. tax liability with respect to the distribution is less than the amount withheld.

Capital Gain Dividends. A distribution that Post pays to a non-U.S. shareholder will be treated as long-term capital gain if the distribution is paid out of Post’s current or accumulated earnings and profits and:

•	the distribution is attributable to Post’s net capital gain (other than from the sale of a U.S. real property interest) and Post timely designates the distribution as a capital gain dividend; or

•

the distribution is attributable to Post’s net capital gain from the sale of a U.S. real property interest and the non-U.S. shareholder owned more than 5% of the value of Post’s common stock at any time during the one-year period preceding the date of the distribution.

It is not clear whether designated capital gain dividends described in the first bullet point above (that is, distributions attributable to net capital gain from sources other than the sale of U.S. real property interests) that are paid to non-U.S. shareholders who owned 5% or less of the value of Post’s common stock at all times during the one-year period preceding the date of the distribution will be treated as long-term capital gain to such non-U.S. shareholders. If Post were to pay such a capital gain dividend, non-U.S. shareholders should consult their tax advisors regarding the tax treatment of such distribution. If a non-U.S. shareholder is deemed to recognize long-term capital gain from a capital gain dividend not attributable to Post’s sale of a U.S. real property interest, such long-term capital gain generally will not be subject to U.S. federal income tax in the hands of the non-U.S. shareholder unless:

•

the non-U.S. shareholder’s investment in Post’s common stock is effectively connected with a U.S. trade or business of the non-U.S. shareholder, in which case the non-U.S. shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain, except that a non-U.S. shareholder that is a corporation may also be subject to the U.S. branch profits tax;

•

the non-U.S. shareholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the nonresident alien individual will be subject to a 30% tax on his or her capital gains.

Distributions that are attributable to net capital gain from Post’s sales of U.S. real property interests and paid to a non-U.S. shareholder who owns more than 5% of the value of Post’s common stock at any time during the one-year period preceding the date of the distribution will be subject to U.S. tax as income effectively connected with a U.S. trade or business (and corporate non-U.S. shareholders may be subject to an additional U.S branch profits tax). These distributions will be treated as effectively connected income subject to U.S. federal income tax whether or not the distribution is designated as a capital gain dividend.

Any distribution paid by Post that is treated as a capital gain dividend, or that could be treated as a capital gain dividend, with respect to a particular non-U.S. shareholder that owns more than 5% of the value of Post’s common stock at any time during the one-year period preceding the date of the distribution will be subject to special withholding rules under Section 1445 of the Code. Post will be required to withhold and remit to the IRS 35% of any distribution that could be treated as a capital gain dividend with respect to the non-U.S. shareholder, whether or not the distribution is attributable to Post’s sale of U.S. real property interests. The amount withheld is creditable against the non-U.S. shareholder’s U.S. federal income tax liability or refundable when the non-U.S. shareholder properly files a tax return with the IRS.

Undistributed Capital Gain. Although the law is not clear, it appears that amounts Post designates as undistributed capital gains in respect of Post’s shares held by non-U.S. shareholders generally should be treated in the same manner as actual distributions by Post of capital gain dividends. Under that approach, the non-U.S. shareholder would be able to offset as a credit against its U.S. federal income tax liability resulting therefrom its proportionate share of the tax paid by Post on the undistributed capital gains treated as long-term capital gain to the non-U.S. shareholder, and generally to receive from the IRS a refund to the extent its proportionate share of the tax paid by Post were to exceed the non-U.S. shareholder’s actual U.S. federal income tax liability on such long-term capital gain. If Post were to designate any portion of Post’s net capital gain as undistributed capital gain, non-U.S. shareholders should consult their tax advisors regarding the taxation of such undistributed capital gain.

Sale of Common Stock. Gain recognized by a non-U.S. shareholder from the sale or exchange of shares of Post’s common stock generally will not be subject to U.S. federal income tax unless:

(1) the investment in Post’s common stock is effectively connected with the non-U.S. shareholder’s U.S. trade or business, in which case the non-U.S. shareholder generally will be subject to the same treatment as domestic shareholders with respect to any gain (and corporate non-U.S. shareholders may be subject to the additional branch profits tax under certain circumstances);

(2) the non-U.S. shareholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual’s net capital gains from United States sources for the taxable year; or

(3) the shares of Post’s common stock constitute a U.S. real property interest within the meaning of Section 897 of the Code, as described below.

Shares of Post’s common stock will not constitute a U.S. real property interest if Post is a domestically controlled REIT. Post will be a domestically controlled REIT if, at all times during a specified testing period, less than 50% in value of Post’s stock is held, directly or indirectly, by non-U.S. shareholders. We believe that Post is a domestically controlled REIT and, therefore, that the sale of shares of Post’s common stock will not be subject to taxation as U.S. real property interests. Because Post’s stock is publicly traded, however, we cannot guarantee that Post is or will continue to be a domestically controlled REIT.

Even if Post does not qualify as a domestically controlled REIT, gain arising from the sale by a non-U.S. shareholder of shares Post’s common stock will not be subject to U.S. federal income tax as effectively connected income if:

(1) the class of shares sold is considered (under applicable Treasury Regulations) regularly traded on an established securities market, such as the New York Stock Exchange; and

(2) the selling non-U.S. shareholder owned, actually or constructively, 5% or less in value of the outstanding class of shares being sold throughout the shorter of the period during which the non-U.S. shareholder held such class of shares or the five-year period ending on the date of the sale or exchange.

If gain on the sale or exchange of shares of Post’s common stock by a non-U.S. shareholder is treated as gain from the sale of a U.S. real property interest, the non-U.S. shareholder would be subject to regular U.S. federal income tax with respect to any gain on a net basis in the same manner as a taxable U.S. shareholder, subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals.

Information Reporting and Backup Withholding

U.S. Shareholders. In general, information reporting requirements will apply to distributions on Post’s common stock and payments of the proceeds of the sale of shares of Post’s common stock to some U.S. shareholders, unless an exception applies. In addition, backup withholding on such payments (at the fourth lowest rate of tax applicable to individuals) will apply if:

(1) the payee fails to furnish a taxpayer identification number, or TIN, to the payer or fails to establish an exemption from backup withholding;

(2) the IRS notifies the payer that the TIN furnished by the payee is not correct;

(3) there has been a notified payee underreporting with respect to interest, dividends, or original issue discount; or

(4) there has been a failure of the payee to certify under penalties of perjury that the payee is not subject to backup withholding under the Code.

Some shareholders, including corporations, may be exempt from backup withholding. Any amounts withheld under the backup withholding rules from a payment to a shareholder will be allowed as a credit against the shareholder’s U.S. federal income tax liability and may entitle the shareholder to a refund, provided that the required information is furnished to the IRS.

Non-U.S. Shareholders. Generally, information reporting will apply to distributions on Post’s common stock to non-U.S. shareholders. In addition, backup withholding described above may apply to distributions (to the extent such distributions are not otherwise subject to U.S. withholding tax), unless the payee certifies that it is not a U.S. person or otherwise establishes an exemption.

The payment of the proceeds from the disposition of common stock to or through the United States office of a United States or foreign broker will be subject to information reporting and, possibly, backup withholding, or the withholding tax for non-U.S. shareholders, as applicable, unless the non-U.S. shareholder certifies as to its non-U.S. status or otherwise establishes an exemption, provided that the broker does not have actual knowledge that the shareholder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The proceeds of the disposition by a non-U.S. shareholder of shares of Post’s common stock to or through the foreign office of a broker generally will not be subject to information reporting or backup withholding, unless the broker has certain connections with the United States.

Recent Legislative Developments Potentially Affecting Taxation of Stock Held By or Through Non-U.S. Entities

Proposed legislation recently introduced in the United States Congress would generally impose a withholding tax of 30 percent on dividend income and on the gross proceeds of the disposition of stock paid to a foreign financial institution, unless such institution enters into an agreement with the U.S. government to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which would include certain account holders that are foreign entities with U.S. owners). The proposed legislation would also generally impose a withholding tax of 30% on dividend income and on the gross proceeds of the disposition of stock paid to a non-financial foreign entity, unless such entity provides the withholding agent with a certification identifying the direct and indirect U.S. owners of the entity. Under certain circumstances, a non-U.S. investor might be eligible for refunds or credits of such taxes. You are encouraged to consult with your own tax advisors regarding the possible implications of this proposed legislation on an investment in Post’s common stock.

Other Tax Consequences

Post’s shareholders may be subject to state or local taxation in various state or local jurisdictions, including those in which they own property, transact business or reside. The state and local tax treatment of Post’s shareholders may not conform to the federal income tax consequences discussed above, although shareholders who are individuals generally should not be required to file state income tax returns outside of their state of residence with respect to Post’s operations and distributions.

Taxation of Holders of Preferred Stock, Depositary Shares and Debt Securities

If Post offers one or more series of preferred stock or depositary shares, if Post Apartment Homes offers debt securities, or if selling security holders resell such securities, then there may be tax consequences for the holders of such securities not discussed herein. For a discussion of any such additional consequences, see the applicable prospectus supplement.

PLAN OF DISTRIBUTION

We and any selling security holders may sell any securities:

•	through underwriters or dealers;

•	through agents; or

•	directly to one or more purchasers.

If any securities are sold pursuant to this prospectus by any persons other than Post or Post Apartment Homes, we will, in a prospectus supplement, name the selling security holders, indicate the nature of any relationship such holders have had with us or any of our affiliates during the three years preceding such offering, state the amount of securities of the class owned by such security holder prior to the offering and the amount to be offered for the security holder’s account and state the amount and (if one percent or more) the percentage of the class to be owned by such security holder after completion of the offering.

The distribution of the securities may be effected from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed from time to time;

•	at market prices prevailing at the time of sale; or

•	at prices related to such prevailing market prices, or at negotiated prices.

For each series of securities, the prospectus supplement will set forth the terms of the offering including:

•	the price at which such securities will be offered;

•	the names of any underwriters, dealers or agents;

•	the purchase price of the securities;

•	our proceeds from the sale of the securities;

•	any underwriting discounts, agency fees, or other compensation payable to underwriters or agents;

•	any discounts or concessions allowed or reallowed or repaid to dealers; and

•	the securities exchanges on which the securities will be listed, if any.

If we or any selling security holders use underwriters in the sale, they will buy the securities for their own account. The underwriters may then resell the securities in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale or thereafter. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters will be obligated to purchase all the securities offered if they purchase any securities. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time. In connection with an offering, underwriters and selling group members and their affiliates may engage in transactions to stabilize, maintain or otherwise affect the market price of the securities in accordance with applicable law.

Underwriters and agents in any distribution contemplated hereby, including but not limited to at-the-market equity offerings, will be named in the applicable prospectus supplement. Underwriters or agents could make sales in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an “at-the-market” offering as defined in Rule 415 promulgated under the Securities Act, which includes sales made directly on the New York Stock Exchange, the existing trading market for our common stock, or sales made to or through a market maker other than on an exchange. At-the-market offerings may not exceed 10% of the aggregate market value of our outstanding voting securities held by non-affiliates on a date within 60 days prior to the filing of the registration statement of which this prospectus is a part.

If we use dealers in the sale, we will sell securities to such dealers as principals. The dealers may then resell the securities to the public at varying prices to be determined by such dealers at the time of resale. If we use agents in the sale, they will use their reasonable best efforts to solicit purchases for the period of their appointment. If we sell directly, no underwriters or agents would be involved. We are not making an offer of securities in any state that does not permit such an offer.

Underwriters, dealers and agents that participate in the securities distribution may be deemed to be underwriters as defined in the Securities Act of 1933. Any discounts, commissions, or profit they receive when they resell the securities may be treated as underwriting discounts and commissions under that Act. We may have agreements with underwriters, dealers and agents to indemnify them against certain civil liabilities, including certain liabilities under the Securities Act of 1933, or to contribute with respect to payments that they may be required to make.

We may authorize underwriters, dealers or agents to solicit offers from certain institutions whereby the institution contractually agrees to purchase the securities from us on a future date at a specific price. This type of contract may be made only with institutions that we specifically approve. Such institutions could include banks, insurance companies, pension funds, investment companies and educational and charitable institutions. The underwriters, dealers or agents will not be responsible for the validity or performance of these contracts.

In connection with an offering of securities, the underwriters may purchase and sell securities in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves sales of securities in excess of the principal amount of securities to be purchased by the underwriters in an offering, which creates a short position for the underwriters. Covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions consist of certain bids or purchases of securities made for the purpose of preventing or retarding a decline in the market price of the securities while the offering is in progress. Any of these activities may have the effect of preventing or retarding a decline in the market price of the securities being offered. They may also cause the price of the securities being offered to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

The securities, other than the common stock, will be new issues of securities with no established trading market and unless otherwise specified in the applicable prospectus supplement, we will not list any series of the securities on any exchange. It has not presently been established whether the underwriters, if any, of the securities will make a market in the securities. If the underwriters make a market in the securities, such market making may be discontinued at any time without notice. No assurance can be given as to the liquidity of the trading market for the securities.

LEGAL MATTERS

King & Spalding LLP will pass upon the legality of the securities offered by this prospectus. King & Spalding LLP will pass upon certain tax matters related to Post. Herschel M. Bloom, senior counsel of King & Spalding LLP, is a director of Post.

EXPERTS

The consolidated financial statements of Post Properties, Inc. and Post Apartment Homes, L.P., and the related financial statement schedules, incorporated in this Prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, and the effectiveness of Post Properties Inc. and Post Apartment Homes, L.P.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements and financial statement schedules have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following is an estimate, subject to future contingencies, of the expenses, other than underwriting discounts, to be incurred by the registrants in connection with the issuance and distribution of the securities being registered:

Securities and Exchange Commission Registration Fee	$	*
Trustee’s Fees		**
Printing and Engraving Expenses		**
Rating Agency Fees		**
Accounting Fees and Expenses		**
Blue Sky Fees and Expenses		**
Legal Fees and Expenses		**
Listing Fees		**
Miscellaneous Expenses		**

Total		**

* We are registering an indeterminate amount of securities under this Registration Statement and in accordance with Rule 456(b) and 457(r), we are deferring payment of any additional registration fee until the time the securities are sold under this Registration Statement pursuant to a prospectus supplement.

** These fees are calculated based on the securities offered and the number of issuances. Therefore, these fees cannot be estimated at this time.

ITEM 15.	OTHER EXPENSES OF ISSUANCE AND DISTTRIBUTION.

The indemnification section of Part 5 of Article 8 of the GBCC States:

14-2-850. PART DEFINITIONS.

As used in this part, the term:

(1) “Corporation” includes any domestic or foreign predecessor entity of a corporation in a merger or other transaction in which the predecessor’s existence ceased upon consummation of the transaction.

(2) “Director” or “officer” means an individual who is or was a director or officer, respectively, of a corporation or who, while a director or officer of the corporation, is or was serving at the corporation’s request as a director, officer, partner, trustee, employee, or agent of another domestic or foreign corporation, partnership, joint venture, trust, employee benefit plan, or other entity. A director or officer is considered to be serving an employee benefit plan at the corporation’s request if his or her duties to the corporation also impose duties on, or otherwise involve services by, the director or officer to the plan or to participants in or beneficiaries of the plan. Director or officer includes, unless the context otherwise requires, the estate or personal representative of a director or officer.

(3) “Disinterested director” means a director who at the time of a vote referred to in subsection (c) of Code Section 14-2-853 or a vote or selection referred to in subsection (b) or (c) of Code Section 14-2-855 or subsection (a) of Code Section 14-2-856 is not:

(A) A party to the proceeding; or

(B) An individual who is a party to a proceeding having a familial, financial, professional, or employment relationship with the director whose indemnification or advance for expenses is the subject of the decision being made with respect to the proceeding, which relationship would, in the circumstances, reasonably be expected to exert an influence on the director’s judgment when voting on the decision being made.

(4) “Expenses” includes counsel fees.

(5) “Liability” means the obligation to pay a judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan), or reasonable expenses incurred with respect to a proceeding.

(6) “Official capacity” means:

(A) When used with respect to a director, the office of director in a corporation; and

(B) When used with respect to an officer, as contemplated in Code Section 14-2-857, the office in a corporation held by the officer.

Official capacity does not include service for any other domestic or foreign corporation or any partnership, joint venture, trust, employee benefit plan, or other entity.

(7) “Party” means an individual who was, is, or is threatened to be made a named defendant or respondent in a proceeding.

(8) “Proceeding” means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, arbitrative, or investigative and whether formal or informal.

14-2-851. AUTHORITY TO INDEMNIFY.

(a) Except as otherwise provided in this Code section, a corporation may indemnify an individual who is a party to a proceeding because he or she is or was a director against liability incurred in the proceeding if:

(1) Such individual conducted himself or herself in good faith; and

(2) Such individual reasonably believed:

(A) In the case of conduct in his or her official capacity, that such conduct was in the best interests of the corporation;

(B) In all other cases, that such conduct was at least not opposed to the best interests of the corporation; and

(C) In the case of any criminal proceeding, that the individual had no reasonable cause to believe such conduct was unlawful.

(b) A director’s conduct with respect to an employee benefit plan for a purpose he or she believed in good faith to be in the interests of the participants in and beneficiaries of the plan is conduct that satisfies the requirement of subparagraph (a)(2)(B) of this Code section.

(c) The termination of a proceeding by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the standard of conduct described in this Code section.

(d) A corporation may not indemnify a director under this Code section:

(1) In connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard of conduct under this Code section; or

(2) In connection with any proceeding with respect to conduct for which he or she was adjudged liable on the basis that personal benefit was improperly received by him or her, whether or not involving action in his or her official capacity.

14-2-852. MANDATORY INDEMNIFICATION.

A corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party because he or she was a director of the corporation against reasonable expenses incurred by the director in connection with the proceeding.

14-2-853. ADVANCE FOR EXPENSES.

(a) A corporation may, before final disposition of a proceeding, advance funds to pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding because he or she is a director if he or she delivers to the corporation:

(1) A written affirmation of his or her good faith belief that he or she has met the relevant standard of conduct described in Code Section 14-2-851 or that the proceeding involves conduct for which liability has been eliminated under a provision of the articles of incorporation as authorized by paragraph (4) of subsection (b) of Code Section 14-2-202; and

(2) His or her written undertaking to repay any funds advanced if it is ultimately determined that the director is not entitled to indemnification under this part.

(b) The undertaking required by paragraph (2) of subsection (a) of this Code section must be an unlimited general obligation of the director but need not be secured and may be accepted without reference to the financial ability of the director to make repayment.

(c) Authorizations under this Code section shall be made:

(1) By the board of directors:

(A) When there are two or more disinterested directors, by a majority vote of all the disinterested directors (a majority of whom shall for such purpose constitute a quorum) or by a majority of the members of a committee of two or more disinterested directors appointed by such a vote; or

(B) When there are fewer than two disinterested directors, by the vote necessary for action by the board in accordance with subsection (c) of Code Section 14-2-824, in which authorization directors who do not qualify as disinterested directors may participate; or

(2) By the shareholders, but shares owned or voted under the control of a director who at the time does not qualify as a disinterested director with respect to the proceeding may not be voted on the authorization.

14-2-854. COURT-ORDERED INDEMNIFICATION AND ADVANCES FOR EXPENSES.

(a) A director who is a party to a proceeding because he or she is a director may apply for indemnification or advance for expenses to the court conducting the proceeding or to another court of competent jurisdiction. After receipt of an application and after giving any notice it considers necessary, the court shall:

(1) Order indemnification or advance for expenses if it determines that the director is entitled to indemnification or advance for expenses under this part; or

(2) Order indemnification or advance for expenses if it determines, in view of all the relevant circumstances, that it is fair and reasonable to indemnify the director or to advance expenses to the director, even if the director has not met the relevant standard of conduct set forth in subsections (a) and (b) of Code Section 14-2-851, failed to comply with Code Section 14-2-853, or was adjudged liable in a proceeding referred to in paragraph (1) or (2) of subsection (d) of Code Section 14-2-851, but if the director was adjudged so liable, the indemnification shall be limited to reasonable expenses incurred in connection with the proceeding.

(b) If the court determines that the director is entitled to indemnification or advance for expenses under paragraph (1) of subsection (a) of this Code section, it shall also order the corporation to pay the director’s reasonable expenses to obtain court ordered indemnification or advance for expenses. If the court determines that the director is entitled to indemnification or advance for expenses under paragraph (2) of subsection (a) of this Code section, it may also order the corporation to pay the director’s reasonable expenses to obtain court ordered indemnification or advance for expenses.

(c) The court may summarily determine, without a jury, a corporation’s obligation to advance expenses.

14-2-855. DETERMINATION AND AUTHORIZATION OF INDEMNIFICATION.

(a) A corporation may not indemnify a director under Code Section 14-2-851 unless authorized thereunder and a determination has been made for a specific proceeding that indemnification of the director is permissible in the circumstances because he or she has met the relevant standard of conduct set forth in Code Section 14-2-851.

(b) The determination shall be made:

(1) If there are two or more disinterested directors, by the board of directors by a majority vote of all the disinterested directors (a majority of whom shall for such purpose constitute a quorum) or by a majority of the members of a committee of two or more disinterested directors appointed by such a vote;

(2) By special legal counsel:

(A) Selected in the manner prescribed in paragraph (1) of this subsection; or

(B) If there are fewer than two disinterested directors, selected by the board of directors (in which selection directors who do not qualify as disinterested directors may participate); or

(3) By the shareholders, but shares owned by or voted under the control of a director who at the time does not qualify as a disinterested director may not be voted on the determination.

(c) Authorization of indemnification or an obligation to indemnify and evaluation as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is permissible, except that if there are fewer than two disinterested directors or if the determination is made by special legal counsel, authorization of indemnification and evaluation as to reasonableness of expenses shall be made by those entitled under subparagraph (b)(2)(B) of this Code section to select special legal counsel.

14-2-856. SHAREHOLDER APPROVED INDEMNIFICATION.

(a) If authorized by the articles of incorporation or a bylaw, contract, or resolution approved or ratified by the shareholders by a majority of the votes entitled to be cast, a corporation may indemnify or obligate itself to indemnify a director made a party to a proceeding including a proceeding brought by or in the right of the corporation, without regard to the limitations in other Code sections of this part, but shares owned or voted under the control of a director who at the time does not qualify as a disinterested director with respect to any existing or threatened proceeding that would be covered by the authorization may not be voted on the authorization.

(b) The corporation shall not indemnify a director under this Code section for any liability incurred in a proceeding in which the director is adjudged liable to the corporation or is subjected to injunctive relief in favor of the corporation:

(1) For any appropriation, in violation of the director’s duties, of any business opportunity of the corporation;

(2) For acts or omissions which involve intentional misconduct or a knowing violation of law;

(3) For the types of liability set forth in Code Section 14-2-832; or

(4) For any transaction from which he or she received an improper personal benefit.

(c) Where approved or authorized in the manner described in subsection (a) of this Code section, a corporation may advance or reimburse expenses incurred in advance of final disposition of the proceeding only if:

(1) The director furnishes the corporation a written affirmation of his or her good faith belief that his or her conduct does not constitute behavior of the kind described in subsection (b) of this Code section; and

(2) The director furnishes the corporation a written undertaking, executed personally or on his or her behalf, to repay any advances if it is ultimately determined that the director is not entitled to indemnification under this Code section.

14-2-857. INDEMNIFICATION OF OFFICERS, EMPLOYEES, AND AGENTS.

(a) A corporation may indemnify and advance expenses under this part to an officer of the corporation who is a party to a proceeding because he or she is an officer of the corporation:

(1) To the same extent as a director; and

(2) If he or she is not a director, to such further extent as may be provided by the articles of incorporation, the bylaws, a resolution of the board of directors, or contract except for liability arising out of conduct that constitutes:

(A) Appropriation, in violation of his or her duties, of any business opportunity of the corporation;

(B) Acts or omissions which involve intentional misconduct, or a knowing violation of law;

(C) The types of liability set forth in Code Section 14-2-832; or

(D) Receipt of an improper personal benefit.

(b) The provisions of paragraph (2) of subsection (a) of this Code section shall apply to an officer who is also a director if the sole basis on which he or she is made a party to the proceeding is an act or omission solely as an officer.

(c) An officer of a corporation who is not a director is entitled to mandatory indemnification under Code Section 14-2-852, and may apply to a court under Code Section 14-2-854 for indemnification or advances for expenses, in each case to the same extent to which a director may be entitled to indemnification or advances for expenses under those provisions.

(d) A corporation may also indemnify and advance expenses to an employee or agent who is not a director to the extent, consistent with public policy, that may be provided by its articles of incorporation, bylaws, general or specific action of its board of directors, or contract.

14-2-858. INSURANCE

A corporation may purchase and maintain insurance on behalf of an individual who is a director, officer, employee, or agent of the corporation or who, while a director, officer, employee, or agent of the corporation, serves at the corporation’s request as a director, officer, partner, trustee, employee, or agent of another domestic or foreign corporation, partnership, joint venture, trust, employee benefit plan, or other entity against liability asserted against or incurred by him or her in that capacity or arising from his or her status as a director, officer, employee, or agent, whether or not the corporation would have power to indemnify or advance expenses to him or her against the same liability under this part.

14-2-859. APPLICATION OF PART

(a) A corporation may, by a provision in its articles of incorporation or bylaws or in a resolution adopted or a contract approved by its board of directors or shareholders, obligate itself in advance of the act or omission giving rise to a proceeding to provide indemnification or advance funds to pay for or reimburse expenses consistent with this part. Any such obligatory provision shall be deemed to satisfy the requirements for authorization referred to in subsection (c) of Code Section 14-2-853 or subsection (c) of Code Section 14-2-855.

(b) Any provision pursuant to subsection (a) of this Code section shall not obligate the corporation to indemnify or advance expenses to a director of a predecessor of the corporation, pertaining to conduct with respect to the predecessor, unless otherwise specifically provided. Any provision for indemnification or advance for expenses in the articles of incorporation, bylaws, or a resolution of the board of directors or shareholders, partners, or, in the case of limited liability companies, members or managers of a predecessor of the corporation or other entity in a merger or in a contract to which the predecessor is a party, existing at the time the merger takes effect, shall be governed by paragraph (3) of subsection (a) of Code Section 14-2-1106.

(c) A corporation may, by a provision in its articles of incorporation, limit any of the rights to indemnification or advance for expenses created by or pursuant to this part.

(d) This part shall not limit a corporation’s power to pay or reimburse expenses incurred by a director or an officer in connection with his or her appearance as a witness in a proceeding at a time when he or she is not a party.

(e) Except as expressly provided in Code Section 14-2-857, this part shall not limit a corporation’s power to indemnify, advance expenses to, or provide or maintain insurance on behalf of an employee or agent.

(f) Any provision in a corporation’s articles of incorporation or bylaws or in a resolution adopted or contract approved by its board of directors or shareholders that obligates the corporation to provide indemnification to the fullest extent permitted by law shall, unless such provision or another provision in the corporation’s articles of incorporation or bylaws or in a resolution adopted or a contract approved by its board of directors or shareholders expressly provides otherwise, be deemed to obligate the corporation:

(1) To advance funds to pay for or reimburse expenses in accordance with Code Section 14-2-853 to the fullest extent permitted by law; and

(2) To indemnify directors to the fullest extent permitted in Code Section 14-2-856, provided that such provision is duly authorized as required in subsection (a) of Code Section 14-2-856, and to indemnify officers to the fullest extent permitted in paragraph (2) of subsection (a) and subsection (b) of Code Section 14-2-857.

Articles of Incorporation of Post, as amended

As permitted by the GBCC, Post’s Articles of Incorporation provides that a director shall not be personally liable to Post or its shareholders for monetary damages for breach of duty of care or other duty as a director, except that such provision shall not eliminate or limit the liability of a director (a) for any appropriation, in violation of his duties, of any business opportunity of Post, (b) for acts or omissions that involve intentional misconduct or a knowing violation of law, (c) for unlawful corporate distributions or (d) for any transaction from which the director derived an improper personal benefit. Post’s Articles of Incorporation further provides that if the GBCC is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of Post shall be eliminated or limited to the fullest extent permitted by the GBCC, as amended.

Bylaws of Post

Under Article VI of Post’s Bylaws and certain agreements entered into by Post, Post is required to indemnify to the fullest extent permitted by the GBCC, any individual made a party to a proceeding (as defined in the GBCC) because he is or was a director or officer against liability (as defined in the GBCC), incurred in the proceeding, if he acted in good faith and, while acting in an official capacity as a director or officer, acted in a manner he reasonably believed to be in the best interest of Post, and in all other cases, acted in a manner he reasonably believed was not opposed to the best interest of Post, and with respect to any criminal proceeding, if he had no reasonable cause to believe his conduct was unlawful. Post is required to pay for or reimburse the reasonable expenses incurred by a director or officer who is a party to a proceeding in advance of final disposition of the proceeding if:

(a) Such person furnishes Post a written affirmation of his good faith belief that he has met the standard of conduct set forth above or that the proceeding involves conduct for which liability has been eliminated under a provision of the Articles of Incorporation of Post as authorized by Section 14-2-202(b)(4) of the GBCC; and

(b) Such person furnishes Post a written undertaking, executed personally on his behalf to repay any advances if it is ultimately determined that he is not entitled to indemnification.

The written undertaking required by paragraph (b) above must be an unlimited general obligation of such person but need not be secured and may be accepted without reference to financial ability to make repayment.

The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in Article VI of Post’s Bylaws are not exclusive of any other right which any person may have under any statute, provision of Post’s Articles of Incorporation, provision of Post’s Bylaws, agreement, vote of shareholders or disinterested directors or otherwise.

Partnership Agreement of Post Apartment Homes, L.P.

The Partnership Agreement of Post Apartment Homes also provides for indemnification of Post, Post Apartment Homes’ general partner Post GP Holdings, Inc., which is a wholly owned subsidiary of Post (the “General Partner”), and the officers and directors of Post, the General Partner and Post Apartment Homes to the same extent that indemnification is provided to officers and directors of Post in Post’s Articles of Incorporation. The Partnership Agreement generally limits the liability of Post, the General Partner and the officers and directors of Post, the General Partner and Post Apartment HomeS to Post Apartment Homes and its partners to the same extent liability of officers and directors of Post to Post and its shareholders is limited under Post’s Articles of Incorporation.

Indemnification Agreements between Post and Directors and Certain Officers

Post has entered into indemnification agreements with its directors and certain officers providing contractual indemnification by Post to the maximum extent authorized by law.

Directors and Officers Insurance

In addition, Post’s directors and officers are insured against damages from actions and claims incurred in the course of their duties, and Post is insured against expenses incurred in defending lawsuits arising from certain alleged acts of its directors and officers.

ITEM 16.	EXHIBITS

The following Exhibits are filed as part of this Registration Statement:

EXHIBIT NO.	DESCRIPTION

1.1	Form of Underwriting Agreement for offering of common stock (to be filed by post-effective amendment or on Form 8-K and incorporated by reference herein)
1.2	Form of Underwriting Agreement for offering of preferred stock and depositary shares (to be filed by post-effective amendment or on Form 8-K and incorporated by reference herein)
1.3	Form of Underwriting Agreement for offering of debt securities (to be filed by post-effective amendment or on Form 8-K and incorporated by reference herein)
3.1	Articles of Incorporation of Post (incorporated by reference to Exhibit 3.1 of Post’s Registration Statement on Form S-11 (File No. 33-61936), as amended)
3.2	Articles of Amendment to the Articles of Incorporation of Post (incorporated by reference to Exhibit 3.2 of Post’s Annual Report on Form 10-K for the year ended December 31, 2002)
3.3	Articles of Amendment to the Articles of Incorporation of Post (incorporated by reference to Exhibit 3.3 of Post’s Annual Report on Form 10-K for the year ended December 31, 2002)
3.4	Articles of Amendment to the Articles of Incorporation of Post (incorporated by reference to Exhibit 3.4 of Post’s Annual Report on Form 10-K for the year ended December 31, 2002)
3.5	Articles of Amendment to the Articles of Incorporation of Post (incorporated by reference to Exhibit 3.1 of Post’s Quarterly Report on Form 10-Q for the quarter ended September 30, 1999)
3.6	Amended and Restated Bylaws of Post, effective as of June 9, 2009 (incorporated by reference to Exhibit 3.1 of Post’s Current Report on Form 8-K filed on February 12, 2009)
3.7	Second Amended and Restated Agreement of Limited Partnership of Post Apartment Homes (incorporated by reference to Exhibit 10.1 of Post Apartment Homes’ Annual Report on Form 10-K for the year ended December 31, 2002)
3.8	First Amendment to Second Amended and Restated Agreement of Limited Partnership (incorporated by reference to Exhibit 10.2 of Post Apartment Homes’ Annual Report on Form 10-K for the year ended December 31, 2002)
3.9	Second Amendment to Second Amended and Restated Agreement of Limited Partnership (incorporated by reference to Exhibit 10.3 of Post Apartment Homes’ Annual Report on Form 10-K for the year ended December 31, 2002)
3.10	Third Amendment to Second Amended and Restated Agreement of Limited Partnership (incorporated by reference to Exhibit 10.4 of Post Apartment Homes’ Annual Report on Form 10-K for the year ended December 31, 1998)
3.11	Fourth Amendment to Second Amended and Restated Agreement of Limited Partnership (incorporated by reference to Exhibit 10.5 of Post Apartment Homes’ Annual Report on Form 10-K for the year ended December 31, 1998)
3.12	Fifth Amendment to Second Amended and Restated Agreement of Limited Partnership (incorporated by reference to Exhibit 10.1 of Post Apartment Homes’ Quarterly Report on Form 10-Q for the quarter ended September 30, 1999)
3.13	Sixth Amendment to Second Amended and Restated Agreement of Limited Partnership (incorporated by reference to Exhibit 10.7 of Post Apartment Homes’ Annual Report on Form 10-K for the year ended December 31, 2000)
4.1†	Indenture dated as of September 15, 2000 between Post Apartment Homes and the Trustee (incorporated by reference to Exhibit 4.1 of Post’s and Post Apartment Homes’ Amendment No. 1 to Registration

Statement on Form S-3) (File No. 333-42884)
4.2	First Supplemental Indenture, dated as of December 1, 2000 between Post Apartment Homes and the Trustee (incorporated by reference to Exhibit 4.2 of Post’s and Post Apartment Homes’ Registration Statement on Form S-3) (File No. 333-139581)
5.1	Opinion of King & Spalding LLP regarding the validity of the securities being registered
8.1	Opinion of King & Spalding LLP regarding tax matters
12.1	Computation of Ratios of Earnings to Fixed Charges and of Earnings to Fixed Charges and Preferred Stock Dividends of Post Properties, Inc.
12.2	Computation of Ratios of Earnings to Fixed Charges and of Earnings to Combined Fixed Charges and Preferred Stock Distributions of Post Apartment Homes, L.P.
23.1	Consent of King & Spalding LLP (included as part of Exhibit 5.1 and 8.1)
23.2	Consent of Deloitte & Touche LLP
24.1	Power of Attorney (included herein)
25.1	Statement of Eligibility of Trustee on Form T-1

†	In the event that Post or Post Apartment Homes issues a form of security not filed as an exhibit to this Registration Statement, such form of security will be filed as an exhibit to a Current Report on Form 8-K.

ITEM 17.	UNDERTAKINGS

(a) Each of the undersigned registrants hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x), for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date it is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or the prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrants undertake that in a primary offering of securities of the undersigned registrants pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrants will be a seller to the purchaser and will be considered to offer to sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrants relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of either of the undersigned registrants or used or referred to by either of the undersigned registrants;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrants or their securities provided by or on behalf of the undersigned registrants; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrants to the purchaser.

(b) Each of the undersigned registrants hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer, or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, each registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d) Each of the undersigned registrants hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) Each of the undersigned registrants hereby undertakes to file an application for the purpose of determining the eligibility of the Trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the SEC under Section 305(b)(2) of the Act.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, each of the Registrants certify that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta and the State of Georgia, on the 18th day of December 2009.

POST PROPERTIES, INC.

By:	/s/ David P. Stockert
David P. Stockert
President and Chief Executive Officer

POST APARTMENT HOMES, L.P.

By:	POST GP HOLDINGS, INC.,
as General Partner

By:	/s/ David P. Stockert
David P. Stockert
President and Chief Executive Officer

We, the undersigned directors and officers of Post Properties, Inc. and Post GP Holdings, Inc., the General Partner of Post Apartment Homes, L.P. do hereby constitute and appoint David P. Stockert and Sherry W. Cohen, and each and any of them, our true and lawful attorneys-in-fact and agents, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorneys and agents, or any of them, may deem necessary or advisable to enable said corporation to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities Exchange Commission, in connection with this registration statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on the 18th day of December 2009 by the following persons in the capacities indicated:

Signature	Title

/s/ Robert C. Goddard, III	Chairman of the Board and Director
Robert C. Goddard, III

/s/ Douglas Crocker II	Vice Chairman of the Board and Director
Douglas Crocker II

/s/ David P. Stockert	President, Chief Executive Officer and Director
David P. Stockert	(Principal Executive Officer)

/s/ Christopher J. Papa	Executive Vice President and Chief Financial
Christopher J. Papa	Officer (Principal Financial Officer)

/s/ Arthur J. Quirk	Senior Vice President and Chief Accounting
Arthur J. Quirk	Officer (Principal Accounting Officer)

/s/ Herschel M. Bloom	Director
Herschel M. Bloom

/s/ Walter M. Deriso, Jr.	Director
Walter M. Deriso, Jr.

/s/ Russell R. French	Director
Russell R. French

/s/ Dale Anne Reiss	Director
Dale Anne Reiss

/s/ Stella F. Thayer	Director
Stella F. Thayer

/s/ Ronald de Waal	Director
Ronald de Waal

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION

1.1	Form of Underwriting Agreement for offering of common stock (to be filed by post-effective amendment or on Form 8-K and incorporated by reference herein)
1.2	Form of Underwriting Agreement for offering of preferred stock and depositary shares (to be filed by post-effective amendment or on Form 8-K and incorporated by reference herein)
1.3	Form of Underwriting Agreement for offering of debt securities (to be filed by post-effective amendment or on Form 8-K and incorporated by reference herein)
3.1	Articles of Incorporation of Post (incorporated by reference to Exhibit 3.1 of Post’s Registration Statement on Form S-11 (File No. 33-61936), as amended)
3.2	Articles of Amendment to the Articles of Incorporation of Post (incorporated by reference to Exhibit 3.2 of Post’s Annual Report on Form 10-K for the year ended December 31, 2002)
3.3	Articles of Amendment to the Articles of Incorporation of Post (incorporated by reference to Exhibit 3.3 of Post’s Annual Report on Form 10-K for the year ended December 31, 2002)
3.4	Articles of Amendment to the Articles of Incorporation of Post (incorporated by reference to Exhibit 3.4 of Post’s Annual Report on Form 10-K for the year ended December 31, 2002)
3.5	Articles of Amendment to the Articles of Incorporation of Post (incorporated by reference to Exhibit 3.1 of Post’s Quarterly Report on Form 10-Q for the quarter ended September 30, 1999)
3.6	Amended and Restated Bylaws of Post, effective as of June 9, 2009 (incorporated by reference to Exhibit 3.1 of Post’s Current Report on Form 8-K filed on February 12, 2009)
3.7	Second Amended and Restated Agreement of Limited Partnership of Post Apartment Homes (incorporated by reference to Exhibit 10.1 of Post Apartment Homes’ Annual Report on Form 10-K for the year ended December 31, 2002)
3.8	First Amendment to Second Amended and Restated Agreement of Limited Partnership (incorporated by reference to Exhibit 10.2 of Post Apartment Homes’ Annual Report on Form 10-K for the year ended December 31, 2002)
3.9	Second Amendment to Second Amended and Restated Agreement of Limited Partnership (incorporated by reference to Exhibit 10.3 of Post Apartment Homes’ Annual Report on Form 10-K for the year ended December 31, 2002)
3.10	Third Amendment to Second Amended and Restated Agreement of Limited Partnership (incorporated by reference to Exhibit 10.4 of Post Apartment Homes’ Annual Report on Form 10-K for the year ended December 31, 1998)
3.11	Fourth Amendment to Second Amended and Restated Agreement of Limited Partnership (incorporated by reference to Exhibit 10.5 of Post Apartment Homes’ Annual Report on Form 10-K for the year ended December 31, 1998)
3.12	Fifth Amendment to Second Amended and Restated Agreement of Limited Partnership (incorporated by reference to Exhibit 10.1 of Post Apartment Homes’ Quarterly Report on Form 10-Q for the quarter ended September 30, 1999)
3.13	Sixth Amendment to Second Amended and Restated Agreement of Limited Partnership (incorporated by reference to Exhibit 10.7 of Post Apartment Homes’ Annual Report on Form 10-K for the year ended December 31, 2000)
4.1†	Indenture dated as of September 15, 2000 between Post Apartment Homes and the Trustee (incorporated by reference to Exhibit 4.1 of Post’s and Post Apartment Homes’ Amendment No. 1 to Registration Statement on Form S-3) (File No. 333-42884)
4.2	First Supplemental Indenture, dated as of December 1, 2000 between Post Apartment Homes and the Trustee (incorporated by reference to Exhibit 4.2 of Post’s and Post Apartment Homes’ Registration Statement on Form S-3) (File No. 333-139581)
5.1	Opinion of King & Spalding LLP regarding the validity of the securities being registered
8.1	Opinion of King & Spalding LLP regarding tax matters
12.1	Computation of Ratios of Earnings to Fixed Charges and of Earnings to Fixed Charges and Preferred Stock Dividends of Post Properties, Inc.
12.2	Computation of Ratios of Earnings to Fixed Charges and of Earnings to Combined Fixed Charges and Preferred Stock Distributions of Post Apartment Homes, L.P.

23.1	Consent of King & Spalding LLP (included as part of Exhibit 5.1 and 8.1)
23.2	Consent of Deloitte & Touche LLP
24.1	Power of Attorney (included herein)
25.1	Statement of Eligibility of Trustee on Form T-1

†	In the event that Post or Post Apartment Homes issues a form of security not filed as an exhibit to this Registration Statement, such form of security will be filed as an exhibit to a Current Report on Form 8-K.